UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Colfax Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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COLFAX CORPORATION
8170 Maple Lawn Boulevard, Suite 180
Fulton, Maryland 20759

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 15, 2011

To Our Stockholders:

Notice is hereby given that the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Colfax Corporation will be held at our corporate headquarters located at 8170 Maple Lawn Boulevard, Suite 180, Fulton, Maryland 20759 on Wednesday, May 18, 2011, at 3:00 p.m., local time, for the following purposes:

1.	To elect eight members of the Board of Directors from the nominees named in the attached proxy statement;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To hold an advisory vote on our executive compensation, as described in the attached proxy statement;

4.	To hold an advisory vote on the frequency of future advisory votes on our executive compensation; and

5.	To consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

The accompanying proxy statement describes the matters to be considered at the Annual Meeting.  Only stockholders of record at the close of business on March 25, 2011 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof.

As a stockholder of Colfax, your vote is important.  Whether or not you plan to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience.

By Order of the Board of Directors

A. Lynne Puckett
Secretary

Fulton, Maryland
April 15, 2011

COLFAX CORPORATION
8170 Maple Lawn Boulevard, Suite 180
Fulton, Maryland 20759

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
May 18, 2011

This Proxy Statement (the “Proxy Statement”), which was first mailed to stockholders on or about April 15, 2011, is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Colfax Corporation (hereinafter, “Colfax,” “we,” “us” and the “Company”), of proxies for use at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our corporate headquarters located at 8170 Maple Lawn Boulevard, Suite 180, Fulton, Maryland 20759  on Wednesday, May 18, 2011, at 3:00 p.m., local time, and at any adjournments or postponements thereof. The purpose of the meeting is to: elect eight members of the Board from the nominees named in this Proxy Statement; ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; to hold an advisory vote on our executive compensation, as described in this Proxy Statement; to hold an advisory vote on the frequency of future advisory votes on our executive compensation; and to consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on
May 18, 2011

Our Annual Report to Stockholders and this Proxy Statement are available at www.proxyvote.com.

OUTSTANDING STOCK AND VOTING RIGHTS

The Board has fixed the close of business on March 25, 2011 (the “Record Date”) as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record on that date will be entitled to vote. Proxies will be voted as specified in the stockholder’s proxy. In the absence of specific instructions, proxies will be voted in accordance with the Company’s recommendations and in the discretion of the proxy holders on any other matter which properly comes before the meeting or any adjournment or postponement thereof. The Board has selected Mitchell P. Rales and Joseph O. Bunting III to act as proxies with full power of substitution.

Any stockholder giving a proxy has the power to revoke the proxy at any time before it is exercised by either (i) delivering a written notice of revocation to Colfax Corporation at 8170 Maple Lawn Boulevard, Suite 180, Fulton, Maryland 20759, Attn: Corporate Secretary, (ii) delivering prior to the Annual Meeting a properly executed and subsequently dated proxy, or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

The total expense of this solicitation will be borne by the Company, including reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the Annual Meeting to beneficial owners. Solicitation of proxies may be made personally or by mail, telephone, internet, e-mail or facsimile by officers and other management employees of the Company, who will receive no additional compensation for their services.

Shares of the Company’s common stock are entitled to vote at the Annual Meeting. As of the Record Date, 43,496,027 shares of the Company’s common stock were outstanding. Each outstanding share of the Company’s common stock entitles the holder to one vote on all matters brought before the Annual Meeting. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the shares of the Company’s common stock outstanding on the Record Date and entitled to vote at the Annual Meeting, either present in person or represented by proxy. A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our corporate headquarters located at 8170 Maple Lawn Boulevard, Suite 180, Fulton, Maryland 20759, for 10 days prior to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting.

In accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”), to be elected each director nominee must receive a majority of the votes cast with respect to that director’s election. Incumbent directors nominated for election by the Board are required, as a condition to such nomination, to submit a conditional letter of resignation to the Chairman of the Board. In the event that a nominee for director does not receive a majority of the votes cast at the Annual Meeting with respect to his or her election, the Board will promptly consider whether to accept or reject the conditional resignation of that nominee, or whether other action should be taken. The Board will then take action and will publicly disclose its decision and the rationale behind it no later than 90 days following the certification of election results.

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 and for the approval of the advisory vote on our executive compensation.

For the advisory vote on the frequency of future advisory votes on our executive compensation, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is the applicable approval standard for any of the affirmative alternatives  (“EVERY THREE YEARS”,  “EVERY TWO YEARS”, “EVERY YEAR”) in this proposal.   As an advisory vote, this proposal is not binding on the Company.  In addition, since stockholders are being given several voting choices, it is possible that no single choice will receive a majority vote.  In light of the foregoing, the Board will consider the outcome of this vote when determining the frequency of holding future advisory votes on our executive compensation.

Abstentions will have no effect on the election of directors, but will have the same effect as a vote against the ratification of the appointment of Ernst & Young LLP or the approval of the advisory vote on our executive compensation.  For the advisory vote on the frequency of future advisory votes on our executive compensation, abstentions will have the effect of a vote not in support of any frequency alternative.

Under the New York Stock Exchange (the “NYSE”) rules, the ratification of the selection of our registered public accounting firm is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this item on behalf of clients who have not furnished voting instructions at least 15 days before the date of the Annual Meeting. In contrast, the remaining proposals are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on this matter may not vote on these proposals (a “broker non-vote”).  Broker non-votes will not be considered in determining the number of votes necessary for election and, therefore, will have no effect on the outcome of the vote for the election of directors.  Further, broker non-votes will have no effect on the advisory vote on our executive compensation and on the advisory vote on the frequency of future advisory votes on our executive compensation.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s directors will be elected at the Annual Meeting to serve until the next annual meeting of the Company and until their successors are duly elected and qualified. At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the following persons to serve as directors for the term beginning at the Annual Meeting on May 18, 2011: Mitchell P. Rales, Clay H. Kiefaber, Patrick W. Allender, Joseph O. Bunting III, Thomas S. Gayner, Rhonda L. Jordan, A. Clayton Perfall and Rajiv Vinnakota.  Mr. Perfall was originally recommended as a nominee to the Board by our non-management directors. All nominees are currently serving on the Board.

Director Qualifications

The Nominating and Corporate Governance Committee considers, among other things, the following criteria in selecting director nominees:

•	personal and professional integrity;

•	skills, business experience and industry knowledge useful to the oversight of the Company based on the perceived needs of the Company and the Board at any given time;

•	the ability and willingness to devote the required amount of time to the Company’s affairs, including attendance at Board and committee meetings;

•	the long-term interests of the Company and its stockholders; and

•	the lack of any personal or professional relationships that would adversely affect a candidate’s ability to serve the best interests of the Company and its stockholders.

Pursuant to its charter, the Nominating and Corporate Governance Committee also reviews, among other qualifications, the perspective, broad business judgment and leadership, business creativity and vision, and diversity of potential directors, all in the context of the needs of the Board at that time.  We believe that Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity, and we seek independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions.  The charter of Nominating and Corporate Governance Committee affirmatively recognizes diversity as one of the criteria for consideration in the selection of director nominees, and in its deliberations and discussions concerning potential director appointments the Nominating and Corporate Governance Committee has paid particular attention to diversity together with all other qualifying attributes.  The Nominating and Corporate Governance Committee looks for candidates with the expertise, skills, knowledge and experience that, when taken together with that of other members of the Board, will lead to a Board that is effective, collegial and responsive to the needs of the Company.  As further discussed below, numerous members of our Board have experience with the business systems that are an integral part of our Company culture.  In addition, we feel that the familiarity of certain Board members from their work experiences at Danaher Corporation and for our Company, combined with strong input from varied and sophisticated business backgrounds, provides us with a Board that is both functional and collegial while able to draw on a broad range of expertise in the consideration of complex issues.

The biographies of each of the nominees below contain information regarding the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director of the Company.

The Board has been informed that all of the nominees listed below are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies may vote for a substitute designated by the Board. The Company has no reason to believe that any nominee will be unable or unwilling to serve.

Nominees for Director

The names of the nominees for director, their ages as of March 25, 2011, principal occupations and employment during at least the last five years, period of service as a director of the Company, and certain other directorships held for each nominee is set forth below:

Mitchell P. Rales (54) is a co-founder of Colfax and has served as a director of the Company since its founding in 1995. He is the Chairman of our Board of Directors.  Mr. Rales has served as a member of the Board of Directors of Danaher Corporation since 1983 and as Chairman of Danaher’s Executive Committee since 1984.  Mr. Rales has been a principal in a number of private business entities with interests in manufacturing companies and publicly traded securities for over 25 years.  Mr. Rales was instrumental in the founding of our Company and has played a key leadership role on our Board since that time. Mr. Rales helped create the Danaher Business System, on which the Colfax Business System is modeled, and he has provided critical strategic guidance in the Company’s growth. In addition, as a result of his substantial ownership stake in our Company, he is well-positioned to understand, articulate and advocate for the rights and interests of the Company’s stockholders.

Clay Kiefaber (55) has served as a director of the Company since May 13, 2008.  He is our President and Chief Executive Officer.  Prior to joining Colfax as an executive in January 2010, he spent nearly 20 years in increasingly senior executive positions at Masco Corporation.  Most recently, he was a Group President from 2006 to 2007, where he was responsible for a $2.8 billion group of building construction components. Prior to becoming a Group President at Masco, Mr. Kiefaber was Group Vice President of Masco Builder Cabinet Group.  He previously spent 14 years in increasingly senior positions in Masco’s Merillat Industries subsidiary.  Mr. Kiefaber’s background provides him with a deep understanding of manufacturing operations, strategy and lean business systems, and his day-to-day leadership of our business gives the Board an invaluable Company-focused perspective.

Patrick W. Allender (64) has served as a director of the Company since May 13, 2008. He is the former Executive Vice President and Chief Financial Officer of Danaher Corporation, where he served from 1987 until 2006.  Prior to joining Danaher, Mr. Allender was an audit partner with a large national accounting firm. Mr. Allender is a director of the Brady Corporation, where he is a member of the audit and compensation committees and the chairman of their finance committee.  Mr. Allender’s prior experience as the Chief Financial Officer of a publicly traded company provides him with substantial expertise in financial reporting and risk management.  In addition, his familiarity with the Danaher Business System provides targeted insight on the nature of the Company’s operations to the Board.

Joseph O. Bunting III (49) has served as a director of the Company since May 13, 2008. From 1997 until consummation of our initial public offering in 2008, Mr. Bunting served as Vice President of our Company. Over the course of his career, Mr. Bunting has been an officer, member or director in a number of private business entities with interests in manufacturing companies and publicly traded securities and which are affiliated with Mitchell Rales and Steven Rales.  Mr. Bunting’s financial, operational, management, and acquisition experience, combined with his familiarity with our Company and knowledge of its culture and operating history, is an asset to the Board.

Thomas S. Gayner (50) has served as a director of the Company since May 13, 2008. He is President and Chief Investment Officer of Markel Corporation. Since 1990, Mr. Gayner has served as President of Markel Gayner Asset Management, Inc. Mr. Gayner served as a director of Markel Corporation from 1998 to 2003. Mr. Gayner currently serves on the Board of Directors of The Washington Post Company and The Davis Funds.   Through his experience and investment knowledge with the Markel Corporation as well as his service on the boards and committees of other publicly traded companies, Mr. Gayner brings extensive leadership, financial acumen and public company expertise to our Board.

Rhonda L. Jordan (53) has served as a director of the Company since February 17, 2009. She is the President, Global Health & Wellness for Kraft Foods Inc. and leads the development of Kraft’s health & wellness and sustainability strategies and plans for the company, including marketing, product development, technology, alliances and acquisitions.   Prior to being named President, Health & Wellness in 2010, she was the President of the Cheese and Dairy business unit of Kraft Foods Inc. From 2006 to 2008 she served as the President of the Grocery business unit of Kraft and from 2004 to 2005 she was the Senior Vice President, Global Marketing of Kraft.  Ms. Jordan’s management and operations experience within a large, global corporation gives her an important strategic voice in Board deliberations, and her knowledge and decision making with respect to business unit development and sustainable top-line performance makes her a valued member of our Board.

A. Clayton Perfall (52) has served as a director of the Company since September 21, 2010.  He is the Chief Executive Officer of Archway Marketing Services, Inc., a provider of marketing fulfillment and supply chain management services.  From 2001 until 2008 Mr. Perfall served as the Chief Executive Officer and as a member of the Board of Directors of AHL Services, Inc.  Mr. Perfall also served as the Chief Executive Officer of Union Street Acquisition Corp. from 2006 until 2008.   He served as the Chief Financial Officer of Snyder Communications, Inc. from 1996 until 2000 and was previously a partner with a large national accounting firm. Mr. Perfall currently serves on the Boards of Directors of Archway Holdings and Comstock Homebuilding Companies, Inc., and previously served on the Boards of Directors of inVentiv Health, Inc. from 1999 to 2010, AHL Services, Inc. from 2001 to 2008 and Union Street Acquisition from 2006 to 2008.  He is currently the Audit Committee chairman for Comstock Homebuilding Companies, Inc. and served as the chair of the Audit Committee during his time on the board of inVentiv.  Mr. Perfall’s significant financial expertise and experience as an Audit Committee chairman and public company Chief Financial Officer, combined with his substantial executive leadership background, is an asset both to our Board and to our Audit Committee.

Rajiv Vinnakota (40) has served as a director of the Company since May 13, 2008. He has been Managing Director and President of The SEED Foundation, a non-profit educational organization, since 1997 and served as the chairman of The SEED Foundation board from 1997 until 2006. Prior to co-founding SEED, Mr. Vinnakota was an associate at Mercer Management Consulting.  He was also a trustee of Princeton University from 2004 until 2007 and served as the national chairman of Annual Giving at Princeton from 2007 until 2009.  Mr. Vinnakota’s management experience, combined with his experience in the non-profit sector, brings a valuable perspective to our Board.

The Board unanimously recommends that stockholders vote “FOR” the election of each of the nominees for director listed above.

CORPORATE GOVERNANCE

Director Independence

In accordance with the rules of the NYSE, our Corporate Governance Guidelines require that a majority of our Board members be independent directors. In addition, NYSE rules and the respective charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee require that each member of these committees be independent directors.  In order for a director to qualify as “independent,” our Board must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence.   Our Board undertook its annual review of director independence in February 2011.  The Board has determined that Mr. Allender, Mr. Gayner, Ms. Jordan, Mr. Perfall and Mr. Vinnakota each qualify as “independent.”

The independent members of our Board must hold at least two “executive session” meetings each year without the presence of management. If the Chair of the Board is not an independent director, the independent directors select an independent director to serve as Chairperson for each executive session. In general, these meetings are intended to be used as a forum to discuss such topics as the independent directors deem necessary or appropriate, including the annual evaluation of the Chief Executive Officer’s performance, the annual review of the Chief Executive Officer’s plan for management succession and the annual evaluation of the Board’s performance.

Board of Directors and its Committees

The Board and its committees meet regularly throughout the year, and may also hold special meetings and act by written consent from time to time. The Board held a total of nine meetings during the year ended December 31, 2010.  During this time all directors attended 100% of the aggregate number of meetings held by the Board and all committees of the Board on which such director served (during the period which such director was a member of the Board). Our Corporate Governance Guidelines request Board members to make every effort to attend our annual meeting of stockholders.  All directors attended our annual meeting of stockholders in 2010.

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.  The charters for the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on the Company’s website at www.colfaxcorp.com on the Investors page under the Corporate Governance tab.  These materials also are available in print to any stockholder upon request.  The Board committees review their respective charters on an annual basis.  The Nominating and Corporate Governance Committee oversees an annual evaluation of the Board and each committee’s operations and performance.

Audit Committee

The Board has established a separately designated standing audit committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). Our Audit Committee met 10 times during the year ended December 31, 2010.  The Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The members of our Audit Committee are Mr. Perfall, Chair, Mr. Allender and Mr. Gayner.  Mr. Brannan was the Chairperson of the Audit Committee until September 21, 2010, when he resigned from the Board and all committees thereof due to his appointment as our Senior Vice President, Finance, Chief Financial Officer and Treasurer.  Concurrently with Mr. Brannan’s resignation from the Audit Committee on September 21, 2010, the Board appointed Mr. Perfall to the Board and as the Chairperson of the Audit Committee, after recommendation of the same by the Nominating and Corporate Governance Committee.   The Board has determined that Mr. Perfall qualifies as an “audit committee financial expert,” as that term is defined under the SEC rules. The Board has determined that each member of our Audit Committee is independent and financially literate under the NYSE’s Listing Standards and that each member of our Audit Committee is independent under the requirements of SEC Rule 10A-3.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee met seven times during the year ended December 31, 2010. The Nominating and Corporate Governance Committee is responsible for recommending candidates for election to the Board. The committee is also responsible, among its other duties and responsibilities, for making recommendations to the Board or otherwise acting with respect to corporate governance policies and practices, including Board size and membership qualifications, new director orientation, committee structure and membership, succession planning for our Chief Executive Officer and other key executive officers, and communications with stockholders and other interested parties. The members of our Nominating and Corporate Governance Committee are Mr. Allender, Chair, Ms. Jordan and Mr. Vinnakota.  Ms. Jordan was appointed to the Nominating and Corporate Governance Committee on September 21, 2010, concurrently with Mr. Brannan’s resignation from the same in connection with his appointment as our Chief Financial Officer, as described above.  The Board has determined that each member of our Nominating and Corporate Governance Committee is independent under the NYSE’s Listing Standards.

Compensation Committee

Our Compensation Committee met six times during the year ended December 31, 2010. The Compensation Committee is responsible, among its other duties and responsibilities, for determining and approving the compensation and benefits of our Chief Executive Officer and other executive officers, monitoring compensation arrangements applicable to our Chief Executive Officer and other executive officers in light of their performance, effectiveness and other relevant considerations and adopting and administering our equity and incentive plans.  The members of our Compensation Committee are Ms. Jordan, Chair, Mr. Gayner and Mr. Vinnakota.  Mr. Kiefaber was the Chair of the Compensation Committee until January 9, 2010, at which time the Board resolved to end his service on the Compensation Committee effective upon his appointment as our President and Chief Executive Officer.  Concurrently with Mr. Kiefaber’s appointment as our President and Chief Executive Officer and removal from the Compensation Committee on January 9, 2010, the Board (i) appointed Mr. Gayner to the Compensation Committee and (ii) appointed Ms. Jordan as the Chair of the Compensation Committee, after recommendation of the same by the Nominating and Corporate Governance Committee.  The Board has determined that each member of our Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, a “non-employee director” within the meaning of SEC Rule 16b-3, and is independent under the NYSE’s Listing Standards.

The Compensation Committee annually reviews and approves the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluates his performance in light of those goals and objectives, and determines his compensation level based on that analysis. The Compensation Committee also annually reviews and approves all elements of the compensation of our executive officers. Executive officers are evaluated by our Chief Executive Officer and he makes compensation recommendations to the Compensation Committee based on these evaluations. The Compensation Committee also reviews and makes recommendations to the Board for all new agreements with our executive officers and for all elements of director compensation. All of the Company’s incentive compensation and equity-based compensation plans are administered by the Compensation Committee, and the Compensation Committee considers whether to make recommendations to the Board for new incentive compensation plans and equity-based compensation plans or for any increase in the shares reserved for issuance under these plans on an annual basis.  For further information on our compensation practices, including a description of our processes and procedures for determining compensation, the scope of the Compensation Committee’s authority and the role executive officers play in compensation determinations, please see the Compensation Discussion and Analysis below.

Since April of 2009 our Compensation Committee has engaged Frederic W. Cook & Co. (“Frederic Cook”) to, among other things, formulate an appropriate peer group to be used by the Compensation Committee and to provide competitive comparison data and other compensation consulting services as requested by the Compensation Committee.  Additional information on the nature of the information and services provided by the compensation consultant and the way they were used by the Board can be found below in the Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is, or during the last fiscal year was, an officer or an employee of the Company or any of its subsidiaries, and no Committee member has any interlocking or insider relationship with the Company which is required to be reported under the rules of the SEC.

Identification of Director Candidates and Director Nomination Process

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. It evaluates candidates submitted by stockholders in the same manner as other candidates identified to it. The Nominating and Corporate Governance Committee may also use outside consultants to assist in identifying candidates. The Nominating and Corporate Governance Committee is responsible for assessing whether a candidate may qualify as an independent director. Each possible candidate is discussed and evaluated in detail before being recommended to the Board.

The Nominating and Corporate Governance Committee recommends, and the Board nominates, candidates to stand for election as directors. Stockholders may also nominate persons to be elected as directors. If a stockholder wishes to nominate a person for election as director, he or she must follow the procedures contained in Section 3.3 of our Bylaws. To nominate a person to stand for election as a director at the annual meeting of stockholders for 2012, our Corporate Secretary must receive such nominations at our principal executive offices not less than 90 days nor more than 120 days before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is more than 30 days before or more than 70 days after such anniversary, the nomination must be received not earlier than the close of business on the 120th day prior to the annual meeting date and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day when the Company makes a public announcement of the annual meeting date. Each submission must include the following information:

•	the name and address of the stockholder who intends to make the nomination (and the beneficial owner, if any) and the name and address of the person or persons to be nominated;

•	the number of shares of common stock owned by the stockholder;

•
a representation that the stockholder is a holder of record of Company’s common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons;

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a representation whether the stockholder intends to deliver proxies to the percentage of the Company’s outstanding common stock required to elect the nominee or to solicit proxies in support of such nomination;

•
if applicable, the extent of any hedging or other transactions or any other arrangements by the stockholder, the effect or intent of which is to mitigate loss or manage risk of stock price changes for, or to increase the voting power of, the stockholder;

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if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made by the stockholder;

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such other information regarding each nominee to be proposed by such stockholder as would be required to be included in a proxy statement filed under the SEC’s proxy rules if the nominee had been nominated, or intended to be nominated, by the Board;

•
if applicable, the consent of each nominee to serve as a director if elected and a statement that the nominee, if elected, intends to tender the irrevocable resignation letter required of incumbent directors described in “Outstanding Stock and Voting Rights” above; and

•	such other information that the Board may request in its discretion.

The Board may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as one of its directors.

Additional information regarding requirements for stockholder nominations for next year’s annual meeting and for the inclusion of stockholder proposals in the Proxy Statement is described in this Proxy Statement under “General Matters – Stockholder Proposals and Nominations.”

Board Leadership Structure

Our Corporate Governance Guidelines specify that the positions of Chairman of the Board and Chief Executive Officer shall be held by separate persons.  We believe that this structure is appropriate given the differences between the two roles in our current management structure. Our Chief Executive Officer, among other duties, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board, among other responsibilities, provides guidance to the Chief Executive Officer, takes an active role in setting the agenda for Board meetings and presides over meetings of the full Board.  Our current Chairman, Mr. Rales, is not an independent director and, as noted above in “Director Independence,” the independent directors select an independent director to serve as Chairperson for each executive session.

Board’s Role in Risk Oversight

           The Board maintains responsibility for oversight of risks that may affect the Company.  The Board discharges this duty primarily through its standing committees.  Specifically, the Audit Committee (i) discusses with management, those performing our internal audit function, and our independent registered public accounting firm all major risk exposures (whether financial, operating or otherwise), (ii) reviews the Company’s policies with respect to risk assessment and risk management, and (iii) oversees compliance with legal and regulatory requirements and our ethics program, including our Code of Business Conduct and Ethics.  In addition, the Nominating and Corporate Governance Committee oversees the corporate governance principles and governance structures that contribute to successful risk oversight and management.  Finally, the Compensation Committee oversees certain risks associated with compensation policies and practices, as discussed below.  The Audit, Nominating and Corporate Governance and Compensation Committees make full reports to the Board of Directors at each quarterly meeting regarding each committee’s considerations and actions.  As a young public company, in addition to the work of the Audit Committee described above, the Board is overseeing the development of a new risk management assessment commensurate with a business of our size and structure.

Risk Assessment of Compensation Practices

Management, with oversight from the Compensation Committee, reviews our compensation policies and practices and the design of our overall compensation program in relation to our risk management practices and any potential risk-taking incentives. This assessment includes a review of the primary elements of our compensation program (base salary, annual incentives and long-term incentives) in light of potential risks.   For each of these components, the assessment determined that the design and operation of each component did not heighten risks to the Company:

•	Base Salary — Base salary levels are reviewed annually by the Compensation Committee and are not subject to incentive-based increases.

•
Annual Incentive Plan — Annual incentive plan targets are linked to stated goals in key areas of operational and financial performance.  These metrics are designed to enhance long-term growth and stockholder value.  Individual personal goals, which collectively account for 30% or less of the annual incentive plan, are not material to the annual incentive plan and no one factor materially affects the total potential amount of bonus awarded.  Further, the use of multiple metrics is intended to prevent management from focusing on a single goal to the detriment of other metrics that we consider important to our operating performance and future growth.

•
Long-Term Incentives — Stock options and performance-based restricted stock unit awards are used to align executive compensation with the interests of stockholders by encouraging long-term improvement in operational and financial performance and as such does not subject the Company to heightened risks.

We believe that our compensation program includes an appropriate mix of short and long-term incentives, which mitigates the risk of undue focus on short-term targets while rewarding performance in areas key to our long-term success.

In addition, we have controls and other Company practices in place that serve to limit potential risk taking behavior within our compensation program, including but not limited to the following:

•	oversight of our compensation process and procedures by an independent Compensation Committee;

•	implementation of and training on Company-wide standards of conduct, as described further below under “Standards of Conduct”;

•
internal controls over our financial reporting, which are maintained and reviewed as a part of our internal audit process and further reviewed and tested by our external auditors, as overseen by the Audit Committee;

•	Audit Committee oversight and review of financial results and non-GAAP metrics used in certain components of our annual incentive plan and long-term incentives; and

•	a stock ownership policy that further aligns the interests of management and stockholders.

The Compensation Committee reviewed with management the results of its assessment at a meeting in April 2011.  Based on this review, we concluded that the risks arising from the compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Standards of Conduct

The Board has adopted Corporate Governance Guidelines, which set forth a framework to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines cover, among other things, the composition and certain functions of the Board and its committees, executive sessions, Board responsibilities, expectations for directors, and director orientation and continuing education.

As part of our system of corporate governance, the Board has also adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that is applicable to all directors, officers and employees of the Company. The Code of Ethics sets forth Company policies, expectations and procedures on a number of topics, including but not limited to conflicts of interest, compliance with laws, rules and regulations (including insider trading laws), honesty and ethical conduct, and quality. The Code of Ethics also sets forth procedures for reporting violations of the Code and investigations thereof.

The Corporate Governance Guidelines and Code of Ethics are available on the Company’s website at www.colfaxcorp.com on the Investors page under the Corporate Governance tab. These materials also are available in print to any stockholder upon request.

The Company has a Policy on Insider Trading and Compliance which, in addition to mandating compliance with insider trading laws, prohibits any director, officer or employee of the Company from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of the Company’s securities. Further, we have stock ownership guidelines applicable to our directors and executives to ensure alignment of interests between our stockholders, directors and management.

Certain Relationships and Related Person Transactions

Policies and Procedures for Related Person Transactions

We have adopted a written Policy Regarding Related Person Transactions pursuant to which our executive officers, directors and principal stockholders, including their immediate family members, are not permitted to enter into a related person transaction with us without the consent of our Audit Committee, another independent committee of our Board or the full Board. Any request to enter into a transaction with any of these persons, in which the amount involved exceeds $120,000, is required to be presented to our Audit Committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our Audit Committee any such transaction. In approving or rejecting the proposed agreement, our Audit Committee takes into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the person’s interest in the transaction and, if applicable, the impact on a director’s independence. Under the policy, if we discover related person transactions that have not been approved, the Audit Committee is to be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

Related Person Transactions

Set forth below is a summary of certain transactions since January 1, 2010 among us, our directors, our executive officers, beneficial owners of more than 5% of our common stock, and entities with which the foregoing persons are affiliated or associated in which the amount involved exceeds or will exceed $120,000:

Transactions with Danaher Corporation. In 2010, our subsidiaries purchased approximately $80,000 of products and received purchase orders for the future sale of approximately $104,000 of products from Danaher Corporation (“Danaher”) in transactions that took place in the ordinary course of business and on an arm’s-length basis.  Mitchell P. Rales is the Chairman of Danaher’s executive committee and Steven M. Rales is the Chairman of Danaher’s Board of Directors, and both are the beneficial owners of at least 5% of Danaher’s outstanding common stock and our outstanding common stock.

Contacting the Board of Directors

Stockholders and interested parties wishing to communicate with our Board may do so by writing to any of the Board, the Chairman of the Board, or the non-management members of the Board as a group, at:

Colfax Corporation
8170 Maple Lawn Boulevard, Suite 180
Fulton, Maryland 20759
Attn: Corporate Secretary

Complaints or concerns relating to our accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other correspondence will be referred to the relevant individual or group. All correspondence is required by our Policy on Stockholder and Interested Party Communications with the Board of Directors (the “Board Communications Policy”) to prominently display the legend “Board Communication” in order to indicate to the Corporate Secretary that it is communication subject to our policy and will be received and processed by the Corporate Secretary’s office. Each communication received by the Corporate Secretary will be copied for our files and will be promptly forwarded to the addressee. In our Board Communications Policy, the Board has requested that certain items not related to the Board’s duties and responsibilities be excluded from its communications, such as mass mailings and business advertisements. In addition, the Corporate Secretary is not required to forward any communication that the Corporate Secretary, in good faith, determines to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable. However, the Corporate Secretary will maintain a list of each communication subject to this policy that is not forwarded, and on a quarterly basis, will deliver the list to the Chairman of the Board. In addition, each communication subject to this policy that is not forwarded because it was determined by the Secretary to be frivolous shall nevertheless be retained in our files and made available at the request of any member of the Board to whom such communication was addressed.

DIRECTOR COMPENSATION

Pursuant to our current directors’ compensation program for non-employee directors, our Board members receive an initial equity grant of 5,556 restricted stock units upon their joining the Board that are delivered upon the termination of service on the Board, an annual cash retainer of $35,000, and an annual equity award of $60,000 in restricted stock units, which is awarded in connection with our annual meeting of stockholders and which vests in three equal installments on the first three anniversaries of the date of the grant.  In addition, the Chair of our Audit Committee receives an annual retainer of $15,000, and the Chair of the Compensation Committee and Nominating and Corporate Governance Committee each receive annual retainers of $10,000.

Our non-executive chairman of the Board is entitled to receive an annual cash retainer of $1 and does not receive any other cash fees or the initial or annual equity awards described above.

The Board has also approved a stock ownership policy for our directors. Each director is required to have ownership of our common stock (including shares issued upon exercise of stock options and shares underlying restricted stock units) equal to five times the annual cash retainer within five years of joining the Board. If the initial and annual restricted stock unit grants are retained, it is anticipated that a director will be in compliance with this requirement within two years of joining the Board.

In addition, the Board has adopted a Director Deferred Compensation Plan which permits non-employee directors to receive, at their discretion, deferred stock units, or DSUs, in lieu of their annual cash retainers and committee chairperson retainers. A director who elects to receive DSUs receives a number of units determined by dividing the cash fees earned during, and deferred for, the quarter by the closing price of our common stock on the date of the grant, which is the last trading day of the quarter. A non-employee director also may convert restricted stock unit grants to DSUs under the plan. DSUs granted to our directors convert to shares of our common stock after termination of service from the Board, based upon a schedule elected by the director in advance. In the event that a director elects to receive DSUs, the director will receive dividend equivalent rights on such DSUs to the extent dividends are issued on our common stock. Dividend equivalents are deemed reinvested in additional DSUs (or fractions thereof).

We also reimburse all directors for travel and other necessary business expenses incurred in the performance of their services for us and extend coverage to them under our directors’ and officers’ indemnity insurance policies.

The following table sets forth information regarding compensation paid to our directors during 2010:

Name (1)	Fees Earned or Paid in Cash ($)		Stock Awards ($) (3)		Total ($)
Mitchell P. Rales	1		—		1
Patrick W. Allender	45,000	(2)	59,998	(4)	104,998
Joseph O. Bunting III	35,000		59,998	(4)	94,998
Thomas S. Gayner	35,000	(2)	59,998	(4)	94,998
Rhonda L. Jordan	44,753	(2)	59,998	(4)	104,751
A. Clayton Perfall	13,733	(2)	77,824	(5)	91,557
Rajiv Vinnakota	35,000		59,998	(6)	94,998

(1)
See the Summary Compensation Table in the Executive Compensation section of this Proxy Statement for compensation disclosure related to Clay H. Kiefaber, C. Scott Brannan and John A. Young.   On January 9, 2010, Mr. Young resigned as our President and Chief Executive Officer and as a director of the Company and Mr. Kiefaber was appointed by the Board as our President and Chief Executive Officer.  In connection with his appointment, Mr. Kiefaber was removed from the Compensation Committee of the Board effective January 9, 2010 but remained a director of the Company.  Mr. Young did not receive any additional compensation in connection with his services as a director and, as of Mr. Kiefaber’s appointment as our President and Chief Executive Officer, he has not received any additional compensation in connection with his services as a director.  Further, effective on September 21, 2010 the Board accepted Mr. Brannan’s resignation from the Board and all committees thereof in connection with his appointment as our Senior Vice President, Finance, Chief Financial Officer and Treasurer.  Concurrently with Mr. Brannan’s resignation from the Board, the Audit Committee and the Nominating and Corporate Governance Committee on September 21, 2010, the Board appointed Mr. Perfall to the Board and as the Chair of the Audit Committee and appointed Ms. Jordan to the Nominating and Corporate Governance Committee .

(2)
Messrs. Allender, Gayner and Perfall and Ms. Jordan have elected to receive DSUs in lieu of their annual cash retainers and committee chairperson retainers. DSUs convert to shares of our common stock after termination of service from the Board, based upon a schedule elected by the director in advance.  During 2010, the amount of DSUs received in lieu of annual cash retainers and committee chairperson retainers by these directors was as follows: Mr. Allender— 3,405, Mr. Gayner— 2,647, Ms. Jordan— 3,384, Mr. Perfall— 762.   DSUs received for these cash retainers are considered “vested” for the purposes of the table below.

(3)
Amounts represent the aggregate grant date fair value for stock awards to each director during 2010, as computed pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“FASB ASC Topic 718”).  The equity awards granted to each non-executive director in fiscal 2010 had a grant date fair value equal to amount shown in “Stock Awards” column above.  The amounts shown in the “Stock Awards” column reflect, for all directors other than Mr. Perfall, the grant date fair value of the annual grant of 4,823 restricted stock units made to directors in connection with the annual meeting of stockholders.  For Mr. Perfall, the amount shown reflects a grant date fair value of $77,824 relating to the 5,556 restricted stock units granted upon his appointment to the Board on September 21, 2010.

(4)
4,823 restricted stock units granted to these directors, which were awarded in connection with the annual meeting of stockholders, were converted into DSUs at the election of each director.  These DSUs will vest in three equal installments beginning on May 19, 2011. DSUs convert to shares of our common stock after termination of service on the Board, based upon a schedule selected by each director in advance.

(5)
5,556 restricted stock units granted to Mr. Perfall on September 21, 2011 in connection with his appointment to the Board were converted into DSUs at his election.  These DSUs will vest in three equal installments beginning on September 21, 2011 and will convert to shares of our common stock after termination of service on the Board, based upon a schedule selected by him in advance.

(6)
This grant of 4,823 restricted stock units awarded in connection with the annual meeting vests in three equal annual installments beginning on May 19, 2011 and will be delivered upon termination of service on the Board.

As of December 31, 2010, the aggregate number of unvested stock awards outstanding held by our non-employee directors was as follows:

Name	Restricted Stock Units
Mitchell P. Rales	0
Patrick W. Allender	11,601
Joseph O. Bunting III	11,601
Thomas S. Gayner	11,601
Rhonda L. Jordan	13,453
A. Clayton Perfall	5,556
Rajiv Vinnakota	11,601

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification as a matter of good corporate practice with a view towards soliciting stockholders’ opinions which the Audit Committee will take into consideration in future deliberations. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives for Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Independent Registered Public Accountant Fees and Services

The following table sets forth the aggregate fees for services rendered by Ernst & Young LLP for the Company for the fiscal years ended December 31, 2010 and 2009:

Fee Category	2010	2009
Audit Fees	$1,787,500	$1,857,900
Audit-Related Fees	21,200	32,700
Tax Fees	166,300	288,000
All Other Fees	—	—
Total	$1,975,000	$2,178,600

Audit Fees. This category of the table above includes fees for the fiscal years ended December 31, 2010 and 2009 that were for professional services rendered (including reimbursement for out-of-pocket expenses) for the integrated audits of our annual consolidated financial statements, for reviews of the financial statements included in our Quarterly Reports on Form 10-Q, for the restatement of our annual consolidated financial statements for 2009 and for certain quarterly periods, and for statutory audits.

Audit-Related Fees. This category of the table above includes the fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

Tax Fees. This category of the table above includes fees billed for tax compliance, tax advice and tax planning.

All Other Fees. This category of the table above would include fees billed for products and services other than those described above under Audit Fees, Audit-Related Fees and Tax Fees.

The Audit Committee has considered whether the services rendered by the independent registered public accounting firm with respect to the fees described above are compatible with maintaining their independence and has concluded that such services do not impair their independence.

Audit Committee’s Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee must pre-approve all auditing services, internal control related services and non-audit services provided to the Company by the independent registered public accounting firm and all fees payable by the Company to the independent registered public accounting firm for such services.  The Audit Committee has adopted a pre-approval policy to ensure compliance with the NYSE’s Listing Standards and the applicable SEC rules and regulations relating to auditor independence. The Audit Committee reviews with Ernst & Young LLP and management the plan and scope of Ernst & Young LLP’s proposed annual financial audit and quarterly reviews, including the procedures to be utilized and Ernst & Young LLP’s compensation. The Audit Committee also pre-approves all auditing services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed for us by Ernst & Young LLP. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee consistent with the pre-approval policy, provided that the decisions of such Audit Committee member or members must be presented to the full audit committee at its next scheduled meeting. Pre-approval of permitted non-audit services can only be approved by the full Audit Committee.

The Board unanimously recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011.

AUDIT COMMITTEE REPORT

The Audit Committee consists of A. Clayton Perfall, Patrick Allender and Thomas Gayner. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2010 with management and with the Company’s independent registered public accountants. The Audit Committee discussed with the independent registered public accountants the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accountants confirming their independence, as required by applicable requirements of Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. On the basis of the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2010 be included in the Company’s Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

A. Clayton Perfall, Audit Committee Chair
Patrick Allender
Thomas Gayner

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for 2010 (as set forth in the Summary Compensation Table below) should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the currently planned programs summarized in this discussion.

Executive Summary

Fiscal 2010 Executive Compensation and Program Highlights

2010 executive compensation decisions were made by the Compensation Committee against the backdrop of our strengthened performance and financial position.  In 2010, our Company produced sequential quarterly improvements in revenues and operating income and began to see year-on-year growth in both revenues and order bookings in the third quarter.  These successes came during a period in which we added new members to our leadership team and worked to implement numerous strategic priorities, including our realignment into a global market-facing organization.

Our executive compensation in 2010 continued to focus on linking compensation to Company performance while aligning the interests of management and stockholders.  The key actions of our Compensation Committee and highlights of our executive compensation program in 2010 include:

•	the annual establishment of targeted metrics for our executive team tied to the performance of the Company’s business in order to earn payments under our Annual Incentive Plan;

•	bonus payments that reflect our management’s success in achieving these operational and performance targets in 2010;

•
annual equity awards that include performance-based restricted stock units (PRSUs), which if earned only vest upon the fourth and fifth year after the grant so long as the executive remains with the Company,

•	PRSU awards having adjusted earnings per share targets were earned in 2010, in contrast to the failure to earn these equity awards in 2009 based on performance that year; and

•
the development of a new executive employment agreement form designed to provide additional flexibility to the Company while ensuring our ability to attract and retain a talented management team, which was adopted and entered into with new executive team hires beginning in the second half of 2010.

We have also taken the following actions to continue improvement of our compensation practices and to reflect our ongoing commitment to strong compensation governance:

Stock Ownership Policy.  The Board, at the recommendation of the Compensation Committee, adopted a stock ownership policy that we believe further aligns the financial interests of Company executives with those of our stockholders.  Under this policy, each executive at a vice president level or higher is expected to accumulate shares of our common stock or other qualifying forms of equity having the value described below within the later of five years from the commencement of the policy or five years from becoming an executive subject to the policy.  These ownership value thresholds are as follows:

Leadership Position	Value of Shares
President and CEO	5x base salary
EVP/SVP	3x base salary
VP	1x base salary

The Board has delegated administration of this Policy to the Compensation Committee, which plans to conduct an annual review of the policy and its implementation.

Hedging Ban. The Board, at the recommendation of the Compensation Committee, amended our Policy on Insider Trading and Compliance to prohibit any director, officer or employee of the Company from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of the Company’s securities.

Commitment to Clawback Policy.  The Compensation Committee has confirmed its intent to implement a “clawback” policy in accordance with and following the SEC’s final rulemaking to implement certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

Executive Compensation Program

The Compensation Committee’s approach to executive compensation is drawn from our overall executive compensation philosophy, which is to offer our management, including our named executive officers, compensation that is both competitive and flexible, and that meets our goals of attracting, retaining, incentivizing and rewarding high quality, performance driven leadership so that we can achieve our financial and strategic objectives and continue to grow our Company.

Utilizing this philosophy, our executive compensation program has been designed to:

•	reinforce the Company’s values and mission;

•	link awards to industry-leading organizational results;

•	align the long-term performance responsibilities of executives with the long-term interests of stockholders; and

•	provide plan transparency through simplicity of design.

The Board has not adopted formal compensation policies for such matters as long-term versus currently-paid compensation and cash versus non-cash compensation, or any other compensation policies. In addition, the Board historically looked at each compensation element individually such that decisions regarding one element have not affected decisions regarding other elements. This is because each primary element of our compensation program has a different purpose:

•	base salaries—should be competitive in order to attract and retain our executive talent;

•	annual cash bonus plan—is designed to reward our executive officers for achievement in key areas of Company operational and financial performance; and

•	long-term incentive plans—are designed to align the rewards of the executives with the interests of stockholders by encouraging long-term operational and financial performance and stockholder value.

The following discussion provides further detail and analysis regarding the compensation of our named executive officers in 2010.

Our Named Executive Officers and Executive Officer Changes in 2010

Our named executive officers for 2010 are Messrs. Kiefaber, Brannan, Roller, Niemann, Young, Faison, O’Brien, Matros and Weidenmuller.  The Company’s leadership team evolved significantly in 2010.  On January 9, 2010, our Board appointed Clay H. Kiefaber as our President and Chief Executive Officer.  Mr. Kiefaber succeeded John A. Young, who resigned as our President and Chief Executive Officer and as a director of the Company effective January 9, 2010.  Mr. Kiefaber, who was the Chair of our Compensation Committee, was removed from that position by the Board effective January 9, 2010 in connection with his appointment as President and Chief Executive Officer but remains a director of the Company.  The Company entered into an employment agreement with Mr. Kiefaber and a separation agreement with Mr. Young in connection with the foregoing, the terms of which are described below.

Dr. Michael Matros resigned as the Company’s Senior Vice President, General Manager—Allweiler, effective April 12, 2010, and entered into a termination agreement regarding the same.  Mr. Roller was promoted to Executive Vice President – Colfax Americas and received equity grants for this promotion on April 22, 2010.  The terms of Dr. Matros’ termination agreement and Mr. Roller’s equity grants are each described below.

Thomas M. O’Brien, the Company’s former Senior Vice President, General Counsel and Secretary, retired from the Company effective October 16, 2010.  Mr. O’Brien entered into a consulting agreement with the Company, the terms of which are described below.

Effective October 18, 2010, C. Scott Brannan became our Senior Vice President, Finance, Chief Financial Officer and Treasurer.  Mr. Brannan succeeded Mr. Faison, who stepped down as the Corporation’s Chief Financial Officer and Treasurer on October 18, 2010.  Mr. Brannan, who was previously a director of the Company, Chair of our Audit Committee and member of our Nominating and Corporate Governance Committee, resigned from the Board and all committees thereof on September 21, 2010 in connection with his appointment.  The Company entered into an employment agreement with Mr. Brannan and a consulting agreement with Mr. Faison in connection with the foregoing, the terms of which are described below.

On April 22, 2010, William E. Roller was promoted to Executive Vice President— Colfax Americas.  Further, on November 9, 2010, we restructured our executive team and named Mr. Roller Executive Vice President— Colfax Fluid Handling.

Setting of Executive Compensation

Compensation Consultant and Peer Review.  During 2010 our Compensation Committee, with assistance from Frederic Cook, as independent advisor to the Compensation Committee on matters of executive compensation, reviewed the list of peer companies used for competitive comparisons by the Compensation Committee.  The list of peer companies was determined to be appropriate and remained as follows: Altra Holdings, Inc., Ameron International Corporation, Ampco-Pittsburgh Corporation, Badger Meter, Inc., Ceradyne, Inc., CIRCOR International, Inc., Columbus McKinnon Corp., EnPro Industries, Inc., ESCO Technologies, Inc., L.B. Foster Company, Franklin Electric Co., The Gorman-Rupp Company, Graco Inc., Kaydon Corporation, Nordson Corporation, and Robbins & Myers, Inc.  These companies were selected to reflect capital goods manufacturing companies of similar size to the Company (median revenue of approximately $515 million).  Following the approval of the peer group, Frederic Cook conducted a competitive review, which was used by the Compensation Committee for advice and perspective on executive compensation in 2010.  While this information was not used to “benchmark” the amount of compensation paid to the named executive officers (or to our executives generally), the information was utilized by the Compensation Committee as a general reference to assist in its compensation decisions.

Annual Bonus Plan.  All bonus payments to executive officers, if any, are made pursuant to the Colfax Corporation Annual Incentive Plan (the “Annual Incentive Plan”), which allows us to obtain the benefit of a federal income tax deduction for certain performance-based compensation we pay to our executive officers.

Long-Term Equity Incentives.  Any equity awards are made pursuant to the Colfax Corporation 2008 Omnibus Incentive Plan, which allows our Compensation Committee to have maximum flexibility in structuring an executive compensation program that provides a wide range of potential incentive awards to our executive officers and associates.  This plan also allows us to preserve, to the maximum extent possible, our deductibility of performance-based compensation pursuant to Section 162(m) of the Internal Revenue Code.  For example, pursuant to the plan, the Compensation Committee has the discretion to determine the portion of each named executive officer’s total compensation that will consist of awards under the plan, the mix of short-term and long-term incentives represented by the awards, the forms of the equity awards, and the service-based requirements or performance goals that the officer will have to satisfy to receive the awards.

We have also adopted guidelines for grants of equity awards.  These guidelines were adopted by the Board in recognition of the importance of adhering to a set of practices and procedures for the grant of equity awards.  The Compensation Committee has the power to grant equity awards.  The Company does not time the grant of equity awards around material, non-public information.  Grant dates are determined either as of the date of Compensation Committee approval or on the date of a specific event, such as the date of hire.  Grants of equity awards (other than to newly-appointed directors or newly-hired or promoted executive officers) are expected to be made annually by the Compensation Committee during “open-window” periods, which are the periods when officers and directors are not expressly prohibited from trading in shares of our common stock by our applicable policies.  Equity awards to newly-appointed directors, and to newly-hired or promoted executive officers, are expected to be during an “open–window” period whenever possible, or, if approved in advance as to newly-appointed directors and newly-hired executives, effective as of their first day of service to the Company.

Elements of Our Executive Compensation Program

Base Salary.  As noted above, our base salary goal is to be competitive with the marketplace for executive talent to ensure that we can attract and retain our senior management. Base salaries are reviewed annually with this objective in mind.  The annual base salary levels set for our named executive officers in fiscal 2010 were based on the Compensation Committee’s assessment of the relative scope of roles and responsibilities of management, combined with perspective from the competitive compensation data provided by Frederic Cook and the Compensation Committee’s reasoned business judgment.  Mr. Kiefaber’s base salary of $525,000 and Mr. Brannan’s base salary of $350,000 were set pursuant to the terms of their employment agreements, which were negotiated with and approved by the Board upon recommendation from the Compensation Committee.  Salaries for our other named executive officers were not increased from their 2009 base levels except for Mr. Roller’s, whose base salary increased by approximately 1%.  Mr. Young’s base salary paid for his pro rata portion of service in 2010 was paid at his base salary level set in 2009.

Annual Incentive Plan.  As noted above, our Annual Incentive Plan goal is to reward our executive officers for achievement in key areas of Company operational and financial performance.  Our Annual Incentive Plan provides our named executive officers the opportunity to receive a bonus payment, which is expressed as a percentage of their base salary (i.e., their “target bonus”).  The annual cash bonus targets incentivize our named executive officers to achieve outstanding performance in what we view as key Company financial and operational metrics, establishing a long-term goal of growth for Colfax from year-to-year. The performance measures and specific financial and operational metrics used, which are discussed below in greater detail, are set at the beginning of each year.  Actual bonus amounts are determined following the end of the performance period and are based on performance relative to pre-established goals.

Mr. Kiefaber’s target amount of 75% and Mr. Brannan’s target amount of 50% were set pursuant to the terms of their employment agreements negotiated with and approved by the Board upon the recommendation of the Compensation Committee based upon its collective experience and reasoned business judgment with perspective from the competitive review data provided by Frederic Cook.  For Company’s other named executive officers in 2010, the Compensation Committee set the bonus payment percentage based upon their collective experience and reasoned business judgment after also considering the competitive review data provided by Frederic Cook.  The bonus target levels approved by the Compensation Committee were  50%, 45%, 45%, 40% and 45% for each of Messrs. Faison , Roller, O’Brien, Niemann and Weidenmuller, respectively.  Mr. Young was not entitled to participate in the Annual Incentive Plan in 2010 pursuant to the terms of his separation agreement, and Dr. Matros received a payment in lieu of any bonus as part of his severance. See “Severance Payment to Former Executives” below.

 Financial and Operational Targets.  Consistent with prior years, a substantial percentage of the funding for the Annual Incentive Plan in 2010 was determined by the achievement of performance targets based on Board-approved corporate financial goals for the year. For each named executive officer other than Mr. Roller the achievement of financial performance targets represented 70% of the funding for their potential annual bonuses. These financial performance targets consisted of sales, EBIT (as adjusted to remove the impact of income tax expense, interest expense, asbestos liability and defense costs, asbestos coverage litigation expense, discontinued operations, cumulative effect of accounting changes, restructuring costs such as severance, outplacement or the cost to relocate production, asset impairment, goodwill impairment, legacy legal adjustments, costs related to unsuccessful acquisitions and early extinguishment of debt costs) and working capital turns (each of sales, EBIT and working capital turns as adjusted to negate the effects of foreign currency exchange rates). The Compensation Committee chose these metrics, as it has in recent years, as we believe these are the three performance metrics that most influence Colfax’s potential growth and, as a result, stockholder value.

For Mr. Roller, the achievement of financial performance targets represented 75% of the funding of his potential annual bonus. The financial performance targets applicable to Mr. Roller included the performance metrics discussed above that are applicable to our other named executive officers.  However, the Compensation Committee believed that the financial metrics for Mr. Roller’s potential annual bonus should be based on the primary business unit that he oversaw during 2010 prior to his promotion to Executive Vice President — Colfax Fluid Handling on November 9, 2010, and not only on the Company as a whole, as is the case for the other named executive officers.  Thus, 65% of the potential bonus for Mr. Roller was based on sales (as adjusted), EBIT (as adjusted) and working capital turns (as adjusted) with respect to the business unit he oversaw for the majority of 2010.  The additional 10% of Mr. Roller’s potential bonus was based on achievement of the Company-wide sales (as adjusted) target for the year, as the Compensation Committee believed that a Company-wide sales target would encourage cross-selling of products globally.

The remaining 30% (or 25%, in the case of Mr. Roller) of the Annual Incentive Plan was based on Compensation Committee-approved personal objectives for each named executive officer, as discussed below.

The following table outlines the Annual Incentive Plan goal structure and respective weighting for each of the named executive officers, other than Mr. Roller (as discussed further below), during fiscal 2010:

Measure	Weighting
Sales (as adjusted)	15%
EBIT (as adjusted)	30%
Working Capital Turns (as adjusted)	25%
Personal Objectives	30%

The following table outlines the Annual Incentive Plan goal structure and respective weighting for Mr. Roller during fiscal 2010:

Measure	Weighting
Sales (as adjusted)—business unit	15%
EBIT (as adjusted)—business unit	25%
Working Capital Turns (as adjusted)—business unit	25%
Sales (as adjusted)—Colfax consolidated	10%
Personal Objectives	25%

The Compensation Committee placed a greater emphasis on EBIT (as adjusted) and working capital turns (as adjusted) as compared to the other performance metrics as we believe profitability and cash flow are the primary drivers of our growth. With respect to the financial and operational performance metrics, the Annual Incentive Plan is strictly formulaic in nature, and neither the Board, the Compensation Committee nor any executive officer has any discretion with respect to the targets, or the resulting payments.

The “target goal” relating to each financial or operations performance metric, including the business units specific to Mr. Roller, represented Board-approved corporate financial goals for 2010 and were set to represent significant progress in each category toward the achievement of the Company’s long-term growth objectives. The Compensation Committee then set “threshold goals” (the level of performance necessary to achieve the minimum bonus payout) and “maximum goals” (the level of performance necessary to achieve the maximum bonus payment) based upon their collective experience and business judgment to reward the named executive officers for achievements in each of the key metrics, including rewarding Mr. Roller for achievements in the metrics for the business unit he oversaw during 2010. To determine the actual bonus paid to each named executive officer, the actual financial performance is multiplied by each named executive officer’s target bonus (as set forth above and in footnote 4 to the Summary Compensation Table below) and the corresponding weighting for the measure. The 2010 financial performance goals for each of the named executive officers, other than Mr. Roller (other than with respect to the 10% of Mr. Roller’s potential bonus based on the Company-wide sales target) are set forth below:

Measure (weighting)	Target Goal	Threshold Goal	Threshold Payment	Maximum Goal	Maximum Payment
Sales (as adjusted) (15%)(1)	$489million	$460 million	65%	$538 million	250%
EBIT (as adjusted) (30%)	$50 million	$45 million	65%	$60 million	250%
Working Capital Turns (as adjusted) (25%)	4.3	3.96	70%	4.73	200%

(1)	For Mr. Roller’s 2010 annual bonus, Company-wide sales represented 10% of the potential bonus.

We do not disclose the specific sales (as adjusted), EBIT (as adjusted) and working capital turns (as adjusted) targets applicable to the business unit overseen by Mr. Roller during 2010 prior to his promotion as Executive Vice President — Colfax Fluid Handling, as they are highly confidential to our business. We believe that disclosure of these targets would be competitively harmful to us, as it would provide our competitors with strategic information specific to our regional operations, thus providing our competitors in these regions insight into our plans and projections for the region. The actual achievement of the financial performance targets for fiscal 2010 for Mr. Roller was as follows:

Mr. Roller
• 112% of the sales (as adjusted) target;
• 114% of the EBIT (as adjusted) target; and
• 133% of working capital turns (as adjusted) target.

For each of the named executive officers other than Mr. Roller, results for 2010 were as follows:

•	$542 million in sales (as adjusted) (111% of target);

•	$69 million in EBIT (as adjusted) (138% of target); and

•	5.3 in working capital turns (as adjusted) (123% of target).

Individual Performance Objectives.  As stated above, 30% of each named executive officer’s annual bonus (or 25%, with respect to Mr. Roller) was determined by achievement of Compensation Committee approved individual performance objectives. Individual performance objectives were included as part of the annual cash bonus plan to ensure that more targeted, non-financial Company objectives over which the executive has primary control are factored in as part of the individual’s total annual bonus for the year. We do not view these individual performance objectives as material to an understanding of this portion of our Annual Incentive Plan as there are several individual objectives established for each named executive officer and, individually, no one factor materially affects the total potential amount of the bonus award.

The actual bonus award paid to each named executive officer under the Annual Incentive Plan in 2010 is disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.  Messrs. Faison, and O’Brien received the pro rata portion of their bonus payment under the Annual Incentive Plan, subject to the performance criteria having been met and paid as of the same time payment is made to all other participants under the Annual Incentive Plan.  Mr. Young was not entitled to participate in the Annual Incentive Plan pursuant to the terms of his severance agreement.

In lieu of any bonus in 2010, Dr. Matros received €54,000 as a part of the severance under his termination agreement.

Long-Term Incentives.  As noted above, our long-term incentive plan goal is to align the rewards of executives with the interests of stockholders by encouraging long-term improvement in operational and financial performance and increase in stockholder value.

2008 Omnibus Incentive Plan.  On March 29, 2010, the Compensation Committee granted stock options and PRSUs under the 2008 Omnibus Incentive Plan to each of the named executive officers as an annual long-term incentive equity grant with a targeted aggregate value as follows:

Annual Grant Recipient	Stock Options	Performance-Based Restricted Stock Units	Targeted Aggregate Value ($)
Mr. Kiefaber	94,937	37,975	900,000
Mr. Roller	21,097	8,439	200,000
Mr. Faison	29,008	11,603	275,000
Mr. Niemann	21,097	8,439	200,000
Dr. Matros	10,549	4,219	100,000
Mr. O’Brien	21,097	8,439	200,000
Mr. Weidenmuller	21,097	8,439	200,000

In addition to the annual grant amounts shown above, in connection with Mr. Kiefaber’s appointment as our President and Chief Executive Officer, the Board granted him 102,124 stock options and 40,850 PRSUs under the 2008 Omnibus Incentive Plan on January 11, 2010, which grants had a targeted aggregate value of $1,000,000.

On April 22, 2010, Mr. Roller received additional stock options and PRSUs under the Omnibus Incentive Plan pursuant to grants made to him by the Compensation Committee in connection with his promotion to Executive Vice President—Colfax Americas.  Mr. Roller received an additional 16,180 stock options and 6,472 PRSUs, which grants had a targeted aggregate value of $175,000.

In connection with his appointment as our Senior Vice President, Finance, Chief Financial Officer and Treasurer, Mr. Brannan received an equity grant of stock options and PRSUs under the 2008 Omnibus Incentive Plan on October 18, 2010.  The Board granted Mr. Brannan 59,713 stock options and 4,777 PRSUs, which grants had a targeted aggregate value of $450,000.  Unlike the 50%/50% stock option/PRSU split described below for other named executive officers, Mr. Brannan’s stock option grants had a target value of $375,000 and his PRSUs had a target value of $75,000.

Mr. Young did not receive any equity grants in 2010.

The Compensation Committee determined these awards by first determining a targeted aggregate value, as set forth above, using its collective experience and business judgment after also considering the competitive review data provided by Frederic Cook.  These values do not represent what the fair value of these awards actually were at the time of grant, which is calculated pursuant to FASB ASC Topic 718. Each named executive officer other than Mr. Brannan then received 50% of his award in the form of stock options and 50% of the award in the form of PRSUs in accordance with a formula approved by our Compensation Committee.  For stock options, the actual number of stock options granted to each executive was determined by dividing 50% of the value above (for example, for Mr. Kiefaber, $450,000) by 40% of the closing price per share of our common stock on the grant date. Forty percent was determined to approximate the value of the award by the Compensation Committee. While this formula determines the number of options that were subject to the executive’s option grant, in each case the exercise price for the stock option equals 100% of the closing price per share of our common stock on the grant date. For the PRSUs, the actual number of restricted stock units granted to each executive was determined by dividing 50% of the value above (for example, for Mr. Kiefaber, $450,000) by the closing price per share of our common stock on the grant date.

To reinforce retention objectives, the options vest in equal installments over a three year period, contingent upon continued service.  In addition, any performance shares earned upon conclusion of the performance period will vest in two equal installments on the fourth and fifth anniversaries of the grant date.  For all PRSU grants other than the grant made to Mr. Kiefaber at the time of his appointment as CEO, the PRSUs awarded in 2010 would be earned, if at all, based on our adjusted earnings per share for fiscal 2010.  The adjusted earnings per share targets for fiscal year 2010 were set at a range from $0.70 to $0.62, with a sliding scale of vesting for achievement in this range from a maximum of 100% vesting at the $0.70 target to the lowest potential vesting level of 65% at the $0.62 target. If an adjusted earnings per share target of $0.62 or higher was not achieved, no PRSUs would be earned.

For the 40,850 PRSUs awarded to Mr. Kiefaber in connection with his appointment as our President and Chief Executive Officer, the performance criteria would be achieved if the Company has a cumulative adjusted earnings per share for any four consecutive fiscal quarters beginning in the first quarter of 2010 and ending with the last fiscal quarter of 2013 equal to at least 110% of the Company’s adjusted earnings per share for the 2009 fiscal year.

The Compensation Committee chose adjusted earnings per share as the performance metric due to its belief that earnings per share growth represents a strong indicator of growth in stockholder value. Adjusted earnings per share is measured for this purpose by excluding from earnings per share the after-tax impact of asbestos liability and defense costs, asbestos coverage litigation expense, discontinued operations, the cumulative effect of accounting changes, restructuring costs, asset and goodwill impairment, legacy legal adjustments, costs related to unsuccessful acquisitions and early extinguishment of debt costs. Each of (i) the cumulative adjusted earnings per share target during the performance period for the 40,850 PRSUs awarded to Mr. Kiefaber in connection with his appointment as CEO and (ii) the maximum adjusted earnings per share targets for all other performance-based restricted stock grants made in fiscal 2010 were met by the Company. Upon certification by the Compensation Committee in February 2011, these PRSUs were earned in full.

Additional information concerning these awards are included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table and the Grants of Plan-Based Awards Table below.

Employment Agreements.  The Company has entered into employment agreements with all of our executive officers, including our named executive officers.  The employment agreements for Messrs. Young, Faison, Roller, O’Brien, Niemann and Weidenmuller were entered into by the Company in April 2008 prior to our initial public offering and are substantially the same, other than the modification of each officer’s title (as set forth in the Summary Compensation Table below), base salary amounts and Annual Incentive Plan participation.  Each of Mr. Kiefaber and Mr. Brannan are subject to employment agreements with the Company that vary from this form as further described below.  Additional details regarding the material terms of these employment agreements, as well as Dr. Matros’ service contract with Allweiler AG, are summarized under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table— Employment Agreements” below.

Prior Form of Employment Agreement.  The initial term of our employment agreements with Messrs. Young, Faison, Roller, O’Brien, Niemann and Weidenmuller ended December 31, 2009, with automatic two-year term extensions thereafter, unless the Board or the executive provides written notice to terminate the automatic extension provision.  Unless otherwise terminated by the Company as described below under “Severance Payments to Former Executives”, the term of these agreements has extended automatically to December 31, 2012.  In addition, in the event we undergo a “change in control” (as described below under “Potential Payments Upon Termination or Change in Control”) during the term of the employment agreement, the agreements will be automatically extended to the second anniversary of the change in control.

Additional information on these agreements, including benefits provided in these employment agreements for certain terminations or in connection with a change of control are discussed below under “Potential Payments Upon Termination or Change in Control—Employment Agreements.”

New Form of Employment Agreement.  On September 15, 2010, the Company adopted a new form of employment agreement for executive officers to be used for new executive hires.  Mr. Brannan entered into this agreement on September 21, 2010.  This agreement amended our prior form employment agreement to reflect certain changes recommended by the Compensation Committee, including the following:

•	the initial term of the agreement and the automatic extension is for one year instead of two (the agreements will still be automatically extended to the second anniversary of any change in control);

•
upon any termination without cause or resignation for good reason (as described below under “Potential Payments Upon Termination or Change in Control”) executives no longer receive a one year extension of health insurance coverage; and

•	the definition of “good reason” has been modified so that:

o
a reduction of an executive’s base salary, the setting of an annual target incentive opportunity or payment of an earned annual cash incentive in an amount materially less or not in conformity with the amount set forth in the employment agreement no longer constitutes good reason, and

o
the assignment to the executive of duties materially inconsistent with his or her position or any alteration of an executive’s duties, responsibilities and authorities now only constitutes good reason upon or following a change in control, and then only if such adjustments or assignments are not the result of the conclusion by a significantly larger successor entity and its board of directors that such executive’s role needs to be altered.

Additional information on benefits provided in the new form of employment agreement for certain terminations or in connection with a change of control are discussed below under “Potential Payments Upon Termination or Change in Control— Employment Agreements.”

Employment Agreement with Mr. Kiefaber.  On January 9, 2010, the Company, upon the approval of our Board with Mr. Kiefaber abstaining, entered into an employment agreement with Mr. Kiefaber. Under this employment agreement, Mr. Kiefaber’s employment with the Company was on an “at-will” basis and may have been terminated for any reason by either party upon 60 days notice. The Company may have accelerated the termination date under this employment agreement so long as payment was made to Mr. Kiefaber of the base salary amount that would have been owed for the full notice period.  His employment agreement did not provide for any additional termination or change of control payments.

Mr. Kiefaber’s base salary is set at an annual rate of $525,000 with an annual cash incentive target of 75% of this base salary.  In connection with his hire, Mr. Kiefaber received a $50,000 signing bonus and was provided with reimbursement of relocation expenses, which included moving expenses, temporary living expenses and closing costs associated with his move.  These expenses totaled $22,057 in 2010.

In 2011, the Company entered into a new employment agreement with Mr. Kiefaber in order to align the terms of Mr. Kiefaber’s employment agreement with those between the Company and its other executive officers.  See “Events Occurring Subsequent to the End of 2010—New Employment Agreement with Mr. Kiefaber” below.

Retirement Benefits.  Through the Colfax Corporation Excess Benefit Plan, we provide executive officers, including our named executive officers, with the opportunity to defer a percentage of their compensation without regard to the compensation limits imposed by the Internal Revenue Code for our 401(k) plan. We established the Excess Benefit Plan to allow our senior-level executives to contribute toward retirement on a tax-effective basis in a manner that is consistent with other Colfax employees who are not limited by the Internal Revenue Code limits.

In addition, Messrs. Young, Faison and O’Brien are participants in the Retirement Plan for Salaried U.S. Employees of Imo Industries, Inc. and Affiliates, a plan that was acquired by us in connection with our acquisition of Imo Industries in August 1997 and was subsequently frozen to new participants and benefit accruals in January 1999.  Dr. Matros is a participant in the Allweiler AG Company Pension Plan.

For additional details concerning the Excess Benefit Plan, the Retirement Plan for Salaried U.S. Employees, and the Allweiler AG Company Pension Plan, please see the Non-Qualified Deferred Compensation Table and the Pension Benefits Table and accompanying narrative disclosure below.

Severance Payments to Former Executives

Mr. Young.  In connection with Mr. Young’s resignation, we entered into a separation agreement with him on January 9, 2010 that modified and, for purposes of severance payments that would have otherwise been owed to Mr. Young (such as pro rata annual incentive compensation for the year of termination), superseded the terms of his employment agreement.  The separation agreement provided that instead of any payments he would have been entitled to under the employment agreement he receive a lump sum payment of $1,265,842, which was made at the time of his separation, and an additional $300,000 payment that was made to him in March 2011 pursuant to the terms of his separation agreement.  In addition, vesting accelerated in full for (i) 25,000 PRSUs held by Mr. Young for which the performance measures associated with such awards had been certified as met by the Compensation Committee on August 25, 2009 but remained subject to an additional service based vesting period, (ii) 20,833 stock options granted to Mr. Young on May 7, 2008 that would have otherwise vested on May 7, 2010, (iii) 50,403 stock options granted to Mr. Young on March 13, 2009 that would have otherwise vested on March 13, 2010, and (iv) 50,403 stock options granted to Mr. Young on March 13, 2009 that would have otherwise vested on March 13, 2011. The term for exercise of these accelerated stock options, as well as 20,834 vested stock options granted in 2008, were amended so that they will remain exercisable until March 31, 2012. In addition, 49,933 shares of Colfax common stock granted to Mr. Young on May 7, 2008 that remained subject to delayed delivery as of the date of his resignation were delivered in full to Mr. Young.  The value of the acceleration of these equity awards totaled $573,597 in 2010.  At the Company’s expense, Mr. Young and his spouse and dependent children were entitled to a continuation of health insurance coverage (i.e., medical, dental and vision) under the Company’s group health plan(s) in which Mr. Young was participating on the date of the separation agreement for a period of one (1) year thereafter.  The premiums associated with this coverage totaled $16,017 in 2010.  Mr. Young is also entitled to the accumulated benefit under the IMO pension plan and his fully vested account balance under the Colfax Corporation Excess Benefit Plan.  See “Pension Benefits” and “Nonqualified Deferred Compensation” below.

Messrs. Faison and O’Brien.  Upon their respective separations from the Company, each of Mr. Faison and Mr. O’Brien were entitled to receive severance payments as provided for in their employment agreements, which severance payments included:

•
a lump sum payment equal to one times the executive’s base salary in effect and his target annual incentive compensation for the year (or, if greater, the average of the two highest actual annual incentive payments made to the executive during the last three years);

•
a lump sum payment equal to the executive’s pro rata annual incentive compensation for the year of termination subject to the performance criteria having been met for that year under the Annual Incentive Plan, paid at the same time payment is made to other participants in the Annual Incentive Plan; and

•	continuation of health care coverage for the executive and his family for one year after termination.

Mr. Faison and Mr. O’Brien each received a lump sum payment equal to $435,690 and $410,617, respectively, and continuation of health care coverage for the executive and his family for one year having a value of $10,685 for Mr. Faison and $18,184 for Mr. O’Brien.  They were each also entitled to the pro rata portion of their earned annual incentive compensation for 2010, which was paid at the same time payment is made to other participants in the Annual Incentive Plan and is included in the Summary Compensation Table below under the column “Non-Equity Incentive Plan Compensation.”  Each of Messrs. Faison and O’Brien are also entitled to their respective accumulated benefit under the IMO pension plan and their respective fully vested account balance under the Colfax Corporation Excess Benefit Plan.  See “Pension Benefits” and “Nonqualified Deferred Compensation” below.    Further, Mr. Faison and Mr. O’Brien entered into consulting contracts with the Company at the time of their departure, the terms of which are described below under “Services Provided by Former Executives.”

Dr. Matros.  In connection with Dr. Matros’ resignation, which was effective April 12, 2010,  the Company’s Allweiler subsidiary and Dr. Matros entered into a termination agreement dated the same which modified the terms of his service contract described above.  The termination agreement ended the formal service relationship between Dr. Matros and Allweiler effective as of December 31, 2010.   Dr. Matros received cash payments of  (i) €16,667.67 per month through December 31, 2010 as his fixed remuneration due under his service contract,  (ii) €54,000 paid in lieu of any bonus for 2010, and (iii) a severance payment of €250,001.  Dr. Matros is entitled to the accumulated balance under the Allweiler AG pension plan, which is described below under “Pension Benefits.”

Services Provided by Former Executives

Mr. Faison.  On October 8, 2010, we entered into a consulting agreement with Mr. Faison providing that he would cease to be our Chief Financial Officer on October 18, 2010 but remain an employee until November 15, 2010 and that after his employment ended he would serve as financial advisor to the Company through February 28, 2011 or, if later, the filing of the Company’s Form 10-K for the fiscal year ended December 31, 2010.  He was paid $275 per hour for these services for a minimum of 104 hours per month during the term of the consulting agreement.  In addition, in connection with Mr. Faison’s agreement to serve as a financial advisor, the Board accelerated vesting in full for 15,401 stock options granted to Mr. Faison on March 13, 2009 that would have otherwise vested on March 13, 2011 and for 9,670 stock options granted to Mr. Faison on March 29, 2010 that would have otherwise vested on March 29, 2011.  The term for exercise of these accelerated stock options, as well as 9,549 vested stock options granted in 2008 and 15,401 vested stock options granted in 2009, was amended so that they remain exercisable until November 15, 2012.  In addition, 12,483 shares of the Company’s common stock granted to Mr. Faison on May 7, 2008 that remain subject to delayed delivery were delivered in full to Mr. Faison.  Total payments made to Mr. Faison pursuant to the terms of the consulting agreement totaled $29,013 in 2010 and the value the acceleration of equity awards in connection with his consulting agreement totaled $275,274.

Mr. O’Brien.  In connection with Mr. O’Brien’s retirement, we entered into a consulting agreement providing that Mr. O’Brien will be paid $250 per hour for his legal consulting services for a minimum of 30 hours per month during the two year term of the agreement.  In addition, on October 16, 2010, pursuant to the terms of his agreement vesting accelerated in full for 11,201 stock options granted to Mr. O’Brien on March 13, 2009 that would have otherwise vested on March 13, 2011.  The term for exercise of these accelerated stock options, as well as 9,260 vested stock options granted in 2008 and 11,201 vested stock options granted in 2009, was amended so that they will remain exercisable until October 16, 2012. In addition, 14,980 shares of the Company’s common stock granted to Mr. O’Brien on May 7, 2008 that remained subject to delayed delivery were delivered in full to Mr. O’Brien on October 16, 2010.  Total payments made to Mr. O’Brien pursuant to the terms of the consulting agreement totaled $7,546 in 2010 and the value the acceleration of equity awards in connection with his consulting agreement totaled $139,543.

Effect of Accounting and Tax Treatment on Compensation Decisions

Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to certain “covered employees,” unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. We believe that future grants of awards under our 2008 Omnibus Incentive Plan will qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thus permitting us to receive a federal income tax deduction in connection with such awards. Also, any bonuses awarded pursuant to our Annual Incentive Plan will qualify as “performance-based” for the purposes of Section 162(m).  However, as part of our current compensation objectives, we seek to maintain flexibility in compensating our executives, as discussed above and, as a result, the Board has not adopted a policy requiring that all compensation be deductible.  In 2010, the grants of PRSUs made to Mr. Roller on April 22, 2010 and to Mr. Brannan on October 18, 2010 will not qualify as performance-based due the timing of these promotional grants. Our Compensation Committee assesses the impact of Section 162(m) on our compensation practices and determines what further action, if any, is appropriate.

Events Occurring Subsequent to the End of 2010

Separation Agreement with Mr. Weidenmuller.  On February 21, 2011, the Company entered into a separation with Mr. Weidenmuller.  Pursuant to his employment agreement, Mr. Weidenmuller received a lump sum payment equal to $409,944 and continuation of health care coverage for the executive and his family for one year having a value of $19,677, and will be entitled to a potential future lump sum payment equal to his pro rata annual incentive compensation for 2011 subject to the performance criteria having been met for that year, paid at the same time payment is made to other participants in the Annual Incentive Plan. In addition, pursuant to the terms of his agreement vesting was accelerated in full for 11,201 stock options granted to Mr. Weidenmuller on March 13, 2009 that would have otherwise vested on March 13, 2011.  In addition, 12,438 shares of the Company’s common stock granted to Mr. Weidenmuller on May 7, 2008 that remained subject to delayed delivery were delivered in full.  The value of the acceleration of these equity awards in connection with his consulting agreement totaled $168,708.

New Employment Agreement with Mr. Kiefaber.  On March 24, 2011, the Company entered into a new employment agreement with Mr. Kiefaber, which supersedes in its entirety the Company’s prior employment agreement with Mr. Kiefaber dated January 9, 2010.  His employment agreement now conforms to new form of employment agreement for executive officers described above under “Elements of Our Executive Compensation Program—Employment Agreements—New Form of Employment Agreement” and was approved by the Board in order to align the terms of Mr. Kiefaber’s employment with those between the Company and its other executive officers.  Under the employment agreement, Mr. Kiefaber’s term of employment with the Company runs until December 31, 2013 and will automatically extend for one-year periods thereafter unless the Board or Mr. Kiefaber elects not to extend the term by providing the other party with written notice.  Mr. Kiefaber’s base salary is set at $525,000 and may not be reduced below the amount previously in effect without his written agreement. In addition, Mr. Kiefaber is entitled to participate in our annual cash incentive program with a target amount equal to 75% of his base salary then in effect.  Each of the base salary amount and annual cash incentive target are equal to the levels previously provided in Mr. Kiefaber’s prior employment agreement.

In the event that Mr. Kiefaber is terminated by the Company without “cause” or he resigns for “good reason,” he will be entitled to (i) a lump sum payment equal to one times his base salary then in effect and his target annual incentive compensation for the year of termination (or, if greater, the average of the two highest actual annual incentive payments made to him during the last three years) and (ii) a lump sum payment equal to his pro rata annual incentive compensation for the year of termination, subject to the performance criteria having been met for that year under the annual bonus plan.  In the event Mr. Kiefaber is terminated by the Company without “cause” or for “good reason” within three months prior to a “change in control event,” or within two years after a “change in control,” he will be entitled to (i) a lump sum payment equal to two times his base salary in effect and his target annual incentive compensation for the year of termination (or, if greater, the average of the two highest actual incentive payments made to him during the last three years), (ii) a lump sum payment equal to his pro rata annual incentive compensation for the year of termination and (iii) immediate vesting of all equity awards, with any performance objectives applicable to performance-based equity awards deemed to have been met at the greater of (a) the target level at the date of termination or (b) actual performance at the date of termination.  Mr. Kiefaber’s right to these severance payments is conditioned on his execution of a waiver and release agreement in favor of the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee participated in the preparation of the Compensation Discussion and Analysis, reviewing successive drafts and discussing the drafts with management. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2011 Proxy Statement and in the Company’s Annual Report on Form 10-K for 2010 by reference to the Proxy Statement.

Compensation Committee of the Board of Directors

Rhonda L. Jordan, Compensation Committee Chair
Thomas S. Gayner
Rajiv Vinnakota

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Clay H. Kiefaber	2010	516,014		951,234	1,079,592	771,750	—	39,160	3,357,750
President and Chief
Executive Officer

C. Scott Brannan	2010	110,202		134,997	409,631	87,500	—	2,019	744,349
Senior Vice President,
Finance and Chief
Financial Officer

John A. Young	2010	10,875		—	—	—	2,529	1,858,874	1,872,278
Former President and	2009	565,500		450,001	338,710	—	1,881	62,400	1,418,492
Chief Executive Officer	2008	560,950		1,798,182	360,625	5,328,173	484	431,809	8,480,223

G. Scott Faison	2010	230,776		137,496	156,063	233,578	1,892	767,959	1,527,764
Former Senior Vice	2009	290,460		137,506	103,495	43,569	1,459	29,402	605,891
President, Finance and	2008	278,500		811,602	110,190	2,597,942	426	215,069	4,013,729
Chief Financial Officer

William E. Roller	2010	267,550		187,503	212,685	240,827	—	19,564	928,129
Executive Vice President	2009	255,183		100,001	75,271	53,971	—	27,439	511,865
— Americas	2008	244,250		1,160,496	80,140	2,975,868	—	278,201	4,738,955

Joseph B. Niemann	2010	207,803		100,002	113,502	157,930	—	16,338	595,575
Senior Vice President,
Marketing and Strategic
Planning

Dr. Michael Matros	2010	262,886	(7)	49,995	56,754	—	8,284	416,748	794,667
Former Senior Vice	2009	280,005		100,000	75,271	29,655	2,643	32,109	519,683
President, General	2008	279,106		100,000	80,140	1,275,582	6,976	32,296	1,774,100
Manager— Allweiler

Thomas M. O’Brien	2010	218,361		100,002	113,502	200,440	24,918	593,513	1,250,736
Former Senior Vice	2009	276,946		100,000	75,271	33,649	22,296	28,526	536,688
President, General	2008	265,380		908,928	80,140	2,264,633	54,840	208,270	3,782,191
Counsel and Secretary

Steven W. Weidenmuller	2010	246,417		100,002	113,502	214,013	—	17,324	691,258
Former Senior Vice
President—Human
Resources

(1)
For Messrs. Kiefaber and Brannan, amounts include $1,110 and $36,164, respectively, which reflect fees paid or earned in cash for their service on our Board of Directors in 2010 prior to their appointment as executive officers of the Company.  See “Director Compensation” above.

(2)
Amounts represent the aggregate grant date fair value of grants made to each named executive officer, as computed in accordance with FASB ASC Topic 718.  Amounts include the probable grant date fair values on the date of grant for awards of PRSUs, which equaled the maximum grant date fair value for these awards.

For Mr. Brannan, the amount shown also includes $59,998 to reflect the grant date fair value of 4,823 DSUs he received in connection with the annual meeting of stockholders prior to his appointment as an executive officer of the Company.  See “Director Compensation” above.

For 2009, since the performance criteria for the 2009 stock award grants was not met, no shares were issued pursuant to these awards for 2009 and their actual value is zero.

Amounts for 2008 also include awards of common stock made pursuant to our 2001 Employee Appreciation Rights Plan (the “2001 Plan”).

(3)	Amounts represent the aggregate grant date fair value of grants made to each named executive officer, as computed in accordance with FASB ASC Topic 718.

(4)	For 2010, amounts represent the payouts pursuant to our Annual Incentive Plan.

For a discussion of the performance metrics on which the Annual Incentive Plan was based, including the weighting for each performance metric and the actual percentage achievement of the financial performance targets, see the Compensation Discussion and Analysis above. To determine the actual bonus paid to each named executive officer, the actual financial performance was multiplied by each named executive officer’s 2010 target bonus and the corresponding weighting for the measure. For fiscal 2010, each named executive officer’s target bonus (other than Mr. Young and Dr. Matros, who did not receive a payment under the Annual Incentive Plan in 2010), expressed as a percentage of base salary, was as follows:

•	Mr. Kiefaber:	75%
•	Mr. Brannan:	50%
•	Mr. Faison:	50%
•	Mr. Roller:	45%
•	Mr. Niemann:	45%
•	Mr. O’Brien:	45%
•	Mr. Weidenmuller:	45%

For 2008, amounts represent payouts pursuant to (i) our 2008 Management Incentive Bonus Plan and (ii) the 2001 Plan and our 2006 Executive Stock Rights Plan that were paid upon the consummation of our initial public offering.

(5)
Amounts represent solely the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under the respective pension benefit plan from the pension plan measurement date used for financial statement reporting purposes in fiscal 2009 as compared to fiscal 2010.

(6)	Amounts set forth in this column for 2010 consist of the following:

Name	Supplemental Long-Term Disability Premiums ($)	Company Car ($)(a)	Company 401(k)/Deferred Compensation Plan Match and Contribution ($)(b)	Accident Insurance ($)(c)	Relocation Expenses ($)	Severance Payments ($)(d)	Consulting Payments ($)(e)
Mr. Kiefaber	2,403	—	14,700	—	22,057	—	—
Mr. Brannan	—	—	2,019	—	—	—	—
Mr. Young	156	—	3,263	—	—	1,855,456	—
Mr. Faison	1,703	—	15,595	—	—	446,735	304,287
Mr. Roller	2,089	—	17,475	—	—	—	—
Mr. Niemann	2,224	—	14,114	—	—	—	—
Dr. Matros	—	4,504	9,276	138	—	402,830	—
Mr. O’Brien	2,572	—	15,051	—	—	428,801	147,089
Mr. Weidenmuller	1,978	—	15,346	—	—	—	—

(a)
Amount represents the annual cost of a car lease, including insurance, maintenance and gas in the amount of €3,399 or $4,504 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2010.

(b)
For each named executive officer other than Dr. Matros, amounts represent the aggregate Company match and Company contribution made by Colfax during 2010 to such officer’s 401(k) plan account and Excess Benefit Plan (nonqualified deferred compensation) account. See the Nonqualified Deferred Compensation Table and accompanying narrative below for additional information on the Excess Benefit Plan. For Dr. Matros, the amount represents the contribution made by Allweiler AG during 2010 pursuant to a Joint Support Fund Agreement between Allweiler AG and Dr. Matros. The “joint support fund” is similar to a U.S. defined contribution, or 401(k), plan. The aggregate amount required to be contributed to Dr. Matros’ account by Allweiler AG during 2010 was €7,000, or $9,276 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2010.

(c)
Amount represents €104, or $138 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2010.  This benefit was provided pursuant to the terms of Dr. Matros’ service contract. For additional information on this benefit, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements—Dr. Matros’ Service Contract” below.

(d)
For Mr. Young, the amount represents a severance payment of $1,265,842, $16,017 in premiums associated with the continuation of health insurance coverage as well as $573,597 representing the value of accelerated equity awards pursuant to the terms of his termination agreement.  For Messrs. Faison and O’Brien, respectively, the amounts represent a severance payment of $435,690 and $410,617 and $10,685 and $18,184 in premiums associated with the continuation of health insurance coverage pursuant to the terms of their employment agreement.

For Dr. Matros, the amount represents €54,000, or $71,555 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2010, paid in lieu of any bonus for 2010, as well as a severance payment of €250,000, or $331,275 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2010

(e)
Amounts represent payments for services under the consulting agreements with Messrs. Faison and O’Brien, respectively, of $29,013 and $7,645, as well as $275,274 and $139,543 representing the value of accelerated equity awards pursuant to the terms of their consulting agreement.

(7)	For Dr. Matros, amount represents €198,374 or $262,886 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2010.

Grants of Plan-Based Awards

The following table sets forth information with respect to grants of plan-based awards to our named executive officers during 2010:

									All Other
									Option
			Estimated Possible Payouts			Estimated Future Payouts			Awards:	Exercise	Grant Date
			Under Non-Equity Incentive			Under Equity Incentive			Number of	or Base	Fair Value
			Plan Awards (1)			Plan Awards (2)			Securities	Price of	of Stock and
			Thres-		Maxi-	Thres-		Maxi-	Underlying	Option	Option
		Grant	hold	Target	mum	hold	Target	mum	Options	Awards	Awards
Name	Award Type	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($/Sh)	($)(4)

Clay H. Kiefaber	Annual Incentive Plan	—	143,851	386,178	801,319
	PRSUs	1/11/2010				—	40,850	—			501,230
	Stock Options	1/11/2010							102,124	12.27	568,831
	PRSUs	3/29/2010				—	37,975	—			450,004
	Stock Options	3/29/2010							94,937	11.85	510,761

C. Scott Brannan	Annual Incentive Plan	—	13,790	37,019	76,815
	PRSUs	10/18/2010				—	4,777	—			74,999
	Stock Options	10/18/2010							59,713	15.70	409,631

John A. Young	Annual Incentive Plan	—	3,038	8,156	16,924

G. Scott Faison	Annual Incentive Plan	—	42,982	115,388	239,430
	PRSUs	3/29/2010				—	11,603	—			137,496
	Stock Options	3/29/2010							29,008	11.85	156,063

William E. Roller	Annual Incentive Plan	—	48,159	120,397	255,844
	PRSUs	3/29/2010				—	8,439	—			100,002
	Stock Options	3/29/2010							21,097	11.85	113,502
	PRSUs	4/22/2010				—	6,472	—			87,501
	Stock Options	4/22/2010							16,180	13.52	99,183

Joseph B. Niemann	Annual Incentive Plan	—	30,963	83,121	172,476
	PRSUs	3/29/2010				—	8,439	—			100,002
	Stock Options	3/29/2010							21,097	11.85	113,502

Dr. Michael Matros	Annual Incentive Plan	—	47,316	118,289	251,365
	PRSUs	3/29/2010				—	4,219	—			49,995
	Stock Options	3/29/2010							10,549	11.85	56,754

Thomas M. O’Brien	Annual Incentive Plan	—	36,603	98,263	203,895
	PRSUs	3/29/2010				—	8,439	—			100,002
	Stock Options	3/29/2010							21,097	11.85	113,502

Steven W. Weidenmuller	Annual Incentive Plan	—	41,306	110,888	230,092
	PRSUs	3/29/2010				—	8,439	—			100,002
	Stock Options	3/29/2010							21,097	11.85	113,502

(1)
Amounts represent the possible payouts under our Annual Incentive Plan. For a discussion of the performance metrics and actual results and payouts under the plan for fiscal 2010, see the Compensation Discussion and Analysis and the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above, respectively.

(2)
Amounts represent potential shares issued under performance-based share awards.  The PRSUs may be earned at the end of the one-year performance period upon certification by the Compensation Committee that the performance metric had been met and are then been subject to an additional service-based vesting period, pursuant to which vesting occurs in equal amounts on the fourth and fifth anniversaries of the grant date pending continued service with the Company.  The performance metric was met for 2010 and as such these shares were earned upon certification by the Compensation Committee on February 24, 2011.  For further discussion of these awards, see “Long-Term Incentives— 2008 Omnibus Incentive Plan” in the Compensation Discussion and Analysis.  Messrs. Faison, O’Brien and Weidenmuller and Dr. Matros’ earned PRSUs will not vest as a result of their separation from the Company.

(3)	Amounts represent stock option awards that vest ratably over three years, beginning on the first anniversary of the grant date, based on continued service.

(4)
The amounts shown in this column represent the full grant date fair value of grants made to each named executive officer, as computed in accordance with FASB ASC Topic 718.  PRSUs are valued based upon the probable outcome of the performance conditions associated with these awards as of the grant date and such calculation is consistent with the estimate of aggregate compensation cost recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

Outstanding Equity Awards at Fiscal Year-End

The following table shows, as of December 31, 2010, the number of outstanding stock options, performance-based restricted stock awards and, for Messrs. Kiefaber and Brannan, director restricted stock units or DSUs held by the named executive officers:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date(1)		Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Clay H. Kiefaber	—	102,124		12.27	1/11/17
	—	94,937		11.85	3/29/17
							6,778	124,783	78,825	1,451,168

C. Scott Brannan	—	59,713		15.70	10/18/17		11,601	213,574
							—	—	4,777	87,945

John A. Young	41,667	—		18.00	3/31/12	(6)

G. Scott Faison	12,731	6,366	(7)	18.00	11/15/12	(7)
	30,802	15,401	(7)	7.44	11/15/12	(7)
	9,670	19,338	(7)	11.85	11/15/12	(7)

William E. Roller	9,260	4,659		18.00	5/7/15
	11,201	22,402		7.44	3/13/16
	—	21,097		11.85	3/29/17
	—	16,180		13.52	4/22/17
							5,556	102,286	—	—
							—	—	14,911	274,512

Joseph E. Niemann	9,260	4,659		18.00	5/7/15
	11,201	22,402		7.44	3/13/16
	—	21,097		11.85	3/29/17
							5,556	102,286	—	—
							—	—	8,439	155,362

Dr. Michael Matros (8)	9,260	4,659		18.00	05/7/15
	11,201	22,402		7.44	3/13/16
	—	10,549		11.85	3/29/17
							5,556	102,286	—	—
							—	—	4,219	77,671

Thomas M. O’Brien	9,260	4,659	(9)	18.00	10/16/12	(9)
	22,402	11,201	(9)	7.44	10/16/12	(9)
	—	21,097	(9)	11.85	10/16/12	(9)

Steven W. Weidenmuller (10)	9,260	4,659		18.00	5/7/15
	11,201	22,402		7.44	3/13/16
	—	21,097		11.85	3/29/17
							5,556	102,286	—	—
							—	—	8,439	155,362

(1)
Except as described in footnotes six through ten below for the Outstanding Equity Awards at Fiscal Year-End table, the vesting date of unvested stock option awards is set forth beside each option expiration date in the following chart. Note that the vesting date provided reflects when the options fully vest. Stock option awards vest ratably over three years beginning on the first anniversary of the grant date.

Option Grant Date	Option Expiration Date	Option Vesting Date
5/7/08	05/7/15	5/7/11
3/13/09	3/13/16	3/13/12
1/11/10	1/11/17	1/11/13
3/29/10	3/29/17	3/29/13
4/22/10	4/22/17	4/22/13
10/18/10	10/18/17	10/18/13

(2)
For each named executive officer except Messrs. Kiefaber and Brannan, these amounts reflect PRSUs granted in 2008 that were earned on August 25, 2009 upon certification by the Compensation Committee that the performance metric had been met.  They are subject to an additional service-based vesting period, pursuant to which vesting will occur in equal amounts on the fourth and fifth anniversaries of the grant date.

For Messrs. Kiefaber and Brannan, these amounts represent unvested director restricted stock units (for Mr. Kiefaber) and DSUs (for Mr. Brannan) received for service on our Board prior to their appointment as executive officers of the Company.

(3)
The amounts shown in this column represent the market value of the director restricted stock units, DSUs or  PRSUs based on the Company’s common stock price on December 31, 2010, which was $18.41 per share, multiplied by the number of units, respectively, for each unvested director or performance stock award.

(4)
The amounts show in this column reflect PRSUs that are earned at the end of a one-year performance period upon certification by the Compensation Committee that the performance metric had been met.  These PRSUs are then subject to an additional service based vesting period, pursuant to which vesting will occur in equal amounts on the fourth and fifth anniversaries of the grant date contingent on continued employment with the Company.  For the awards reflected in this column, which were granted in 2010, the performance metric was met and these PRSUs were then earned upon certification by the Compensation Committee on February 24, 2011.  Awards made in 2009 are not reflected in this table as the performance metric was not met for these awards and as such no shares will ever be issued pursuant to their terms.

(5)
The amounts shown in this column represent the market value of the PRSUs based on the Company’s common stock price on December 31, 2010, which was $18.41 per share, multiplied by the number of units, respectively, for each unvested and unearned performance stock award.

(6)
Mr. Young’s vested options remain exercisable until March 31, 2012 pursuant to the terms of his termination agreement.  See “Severance Payments to Former Executives” in the Compensation Discussion and Analysis for more detail regarding the terms of his termination agreement.

(7)
As described above under “Services Provided by Former Executives” in the Compensation Discussion and Analysis, in connection with Mr. Faison’s agreement to serve as a financial advisor to the Company, vesting accelerated in full for 15,401 stock options granted to Mr. Faison on March 13, 2009 that would have otherwise vested on March 13, 2011 and for 9,670 stock options granted to Mr. Faison on March 29, 2010 that would have otherwise vested on March 29, 2011.  Mr. Faison’s options vested remain exercisable until November 15, 2012 pursuant to the terms of his consulting agreement.  Options reflected in the Number of Securities Underlying Unexercised Options column expired pursuant to their terms on January 16, 2011.  See “Services Provided by Former Executives” in the Compensation Discussion and Analysis for more detail regarding the terms of his consulting agreement.

(8)
As described above under “Severance Payments to Former Executives”, Dr. Matros’ effective date of termination was December 31, 2010.  As such, all of the stock options as held by Dr. Matros in this table expired pursuant to their terms on March 31, 2011 and all of his earned but unvested PRSUs failed to vest.  Dr. Matros exercised and sold all of his shares covered by exercisable options (9,260 options granted on May 7, 2008 and 11,201 options granted on March 13, 2009 ) on February 22, 2011. As these transactions occurred after the end of 2010, they are not reflected in the “Options Exercised and Stock Vested” table below.

(9)
As described above under “Services Provided by Former Executives” in the Compensation Discussion and Analysis, in connection with Mr. O’Brien’s agreement to provide legal consulting services to the Company, vesting accelerated in full for 11,201 stock options granted to Mr. O’Brien on March 13, 2009 that would have otherwise vested on March 13, 2011.  Mr. O’Brien’s vested options remain exercisable until October 16, 2012 pursuant to the terms of his consulting agreement.  Options reflected in the Number of Securities Underlying Unexercised Options column expired pursuant to their terms on January 14, 2011.  See “Services Provided by Former Executives” in the Compensation Discussion and Analysis for more detail regarding the terms of his consulting agreement.

(10)
As described above under “Events Occurring Subsequent to the End of 2010—Separation Agreement with Mr. Weidenmuller”, pursuant to the terms of Mr. Weidenmuller’s severance agreement vesting was accelerated in full for 11,201 stock options granted to Mr. Weidenmuller on March 13, 2009 that would have otherwise vested on March 13, 2011.  Mr. Weidenmuller’s vested options will remain exercisable until May 19, 2011, at which time any unexercised options will expire pursuant to their terms.  Mr. Weidenmuller’s earned PRSUs will not vest as a result of his separation from the Company.

Option Exercises and Stock Vested

The following table provides information for our named executive officers on stock option exercises and vesting of PRSUs during 2010, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any taxes and broker commissions. Value realized represents (i) for options, the difference between the closing market price of our common stock on the date of exercise and the exercise price multiplied by the number of shares underlying each exercised option and (ii) for PRSUs, the product of the number of shares received upon vesting and the closing market price of our common stock on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
John A. Young	100,806	523,931	25,000	306,750

(1)
Based on the difference between (i) the Company’s common stock price on the applicable date of exercise, which was $12.45 on April 14, 2010 (for 25,806 shares acquired on exercise), $12.80 on April 15, 2010 (for 6,400 shares acquired on exercise), $12.76 on April 16, 2010 (for 2,700 shares acquired on exercise), and $12.69 on April 19, 2010 (for 65,900 shares acquired on exercise), and (ii) the exercise price of these options, which was $7.44.

(2)
Pursuant to the terms of Mr. Young’s separation agreement, on January 9, 2010 vesting accelerated in full for 25,000 PRSUs held by Mr. Young for which the performance measures associated with such awards had been certified as met by the Compensation Committee but remained subject to an additional service based vesting period.  See “Severance Payments to Former Executives” above in the Compensation Discussion and Analysis.

(3)
Based on the Company’s common stock price on January 11, 2010, which was $12.27 per share. The value reflected in this column differs from the amount of compensation expense recognized by the Company and reported in the “All Other Compensation” column of the Summary Compensation Table.

Employment Agreements

As discussed in the Compensation Discussion and Analysis above, we have entered into an employment agreement with each of our executive officers, including our named executive officers.  Employment agreements for Messrs. Young, Faison, Roller, O’Brien, Niemann, and Weidenmuller were entered into by the Company in April 2008 prior to our initial public offering and are substantially the same, other than the modification of each officer’s title (as set forth in the Summary Compensation Table above), base salary amounts and Annual Incentive Plan participation.  Each of Mr. Kiefaber, Mr. Brannan and Dr. Matros are or were subject to employment agreements with the Company that vary from this form.

Prior Form of Employment Agreement.  The initial term of our employment agreements with Messrs. Young, Faison, Roller, O’Brien, Niemann and Weidenmuller ended December 31, 2009, with automatic two-year term extensions thereafter, unless the Board or the executive provides written notice to terminate the automatic extension provision.  Unless otherwise terminated by the Company as described in the Compensation Discussion and Analysis under “Severance Payments to Former Executives,” the term of these agreements extended automatically to December 31, 2012.  In addition, in the event we undergo a “change in control” (as described below under “Potential Payments Upon Termination or Change in Control”) during the term of the employment agreement, the agreements will be automatically extended to the second anniversary of the change in control.  Each officer’s base salary may not be reduced below the amount previously in effect without the written agreement of the executive.

On December 15, 2008 we entered into amendments of these agreements we believed appropriate to reflect guidance on the application of Section 162(m) of the Internal Revenue Code.  These amendments took effect on January 1, 2010 and require that any bonus payment paid in conjunction with the termination of a named executive officer will be based upon the performance of the Company, as stipulated in the Company’s Annual Incentive Plan.

With respect to the benefits payable to each executive under these agreements upon a change in control of Colfax, the benefits are only paid upon a “double trigger,” meaning a change in control event must occur and the executive must either be terminated without cause by Colfax (or its successor) or the executive must resign for good reason. In entering into these arrangements, we wanted to have the continued dedication of these executive officers, notwithstanding the possibility of a change in control, and to retain such officer in our employ after any such transaction. We believe that, should the possibility of a change in control arise, Colfax should be able to receive and rely upon our officers’ advice as to the best interests of the Company and without the concern that such officer might be distracted by the personal uncertainties and risks created by a potential change in control. In the event, however, that such officer is actually terminated during the period beginning three months prior to a change in control event or within a certain period of time following the change in control (or prior to the end of the term of the applicable employment agreement should the change of control not be consummated), which termination may be out of their control (i.e., by the successor company or management), we believe that the officers should be compensated for their efforts in positioning Colfax for the possibility of an acquisition event.

New Form of Employment Agreement.  On September 15, 2010, the Company adopted a new form of employment agreement for executive officers to be used for new executive hires.  Mr. Brannan entered into this agreement on September 21, 2010 and Mr. Kiefaber on March 24, 2011.  This agreement amended our prior form employment agreement to reflect certain changes recommended by the Compensation Committee, including the following:

•	the term of the agreement and the automatic extension is for one year instead of two (the agreements will still be automatically extended to the second anniversary of any change in control);

•	upon any termination without cause or resignation for good reason executives no longer receive a one year extension of health insurance coverage; and

•	the definition of “good reason” has been modified so that:

o
a reduction of an executive’s base salary, the setting of an annual target incentive opportunity or payment of an earned annual cash incentive in an amount materially less or not in conformity with the amount set forth in the employment agreement no longer constitutes good reason; and

o
the assignment to the executive of duties materially inconsistent with his or her position or any alteration of an executive’s duties, responsibilities and authorities now only constitutes good reason upon or following a change in control, and then only if such adjustments or assignments are not the result of the conclusion by a significantly larger successor entity and its board of directors that such executive’s role needs to be altered.

Additional information on certain benefits provided in the new form of employment agreement in certain terminations or in connection with a change of control are discussed below under “Potential Payments Upon Termination or Change in Control.”

Employment Agreements with Mr. Kiefaber.  On January 9, 2010, the Company, upon the approval of our Board with Mr. Kiefaber abstaining, entered into an employment agreement with Mr. Kiefaber. Under this employment agreement, Mr. Kiefaber’s employment with the Company was on an “at-will” basis and may have been terminated for any reason by either party upon 60 days notice. The Company may have accelerated the termination date under this employment agreement so long as payment was made to Mr. Kiefaber of the base salary amount that would have been owed for the full notice period.  This employment agreement did not provide for any additional termination or change of control payments.

Mr. Kiefaber’s base salary is set at an annual rate of $525,000 with an annual cash incentive target of 75% of this base salary.  In connection with his hire, Mr. Kiefaber received a $50,000 signing bonus and was provided with reimbursement of relocation expenses, which included moving expenses, temporary living expenses and closing costs associated with his move.  These expenses totaled $22,057 in 2010.

In 2011, the Company entered into a new employment agreement with Mr. Kiefaber in order to align the terms of Mr. Kiefaber’s employment agreement with those between the Company and its other executive officers.  See “Events Occurring Subsequent to the End of 2010—New Employment Agreement with Mr. Kiefaber” in the Compensation Discussion and Analysis above.

Service Contract with Dr. Matros.  Pursuant to a service contract and resolution of the advisory board of Allweiler AG effective November 14, 2006, Dr. Matros was appointed as a member of the management board of Allweiler AG, the German subsidiary of Colfax. Dr. Matros’ appointment was for a term of three years, until December 31, 2009, and was automatically extended for one year, until December 31, 2010.

Under this service contract, Dr. Matros was entitled to an annual salary and to receive a performance-related annual bonus.

Consistent with what we believe to be customary practice for German companies and executives, the service contract further provided that Dr. Matros was entitled to a Company car for business and personal use; however, Dr. Matros was required to bear the cost of any tax associated with such personal use.  Dr. Matros was also entitled to the benefit of a accident insurance policy required to be maintained by Allweiler AG in favor of Dr. Matros during the term of his service contract and payable upon his death or disability.

The service contract further provided for limited payments and benefits upon certain termination events.  A description of severance payments received by Dr. Matros is set forth in the Compensation Discussion & Analysis under “Severance Payments to Former Executives.”

Pension Benefits

Messrs. Young, Faison and O’Brien.  Messrs. Young, Faison and O’Brien participated in the Retirement Plan for Salaried U.S. Employees of Imo Industries, Inc. and Affiliates (the “Imo Plan”). The Imo Plan was acquired by us in connection with our acquisition of Imo Industries in August 1997 and was subsequently frozen to new participants and benefit accruals in January 1999. At such time, active employees participating in the Imo Plan received a benefit enhancement equal to 20% of their respective “base” benefits. Our Board determined to cease participation in the Imo Plan because it was determined that our enhanced defined contribution plan, or 401(k) plan, was more aligned with the Company’s strategy.

In order to participate in the Imo Plan, the participating named executive officers were required to be at least 21 years of age or have one year of service with Imo Industries (or its affiliates). Normal retirement age under the plan is age 65. Pursuant to the Imo Plan, each officer’s accrued monthly pension benefit is based on the sum of the “base” and “excess” compensation for each year of service under the Imo Plan, as follows:

Base	Excess
1.15% of Final Average Salary	0.65% of Final Average Salary above the Covered Compensation Limit

“Final Average Salary” is defined under the Imo Plan to mean the average of the highest five consecutive salaries over the prior 10 year period, with “salary” to be comprised of base salary, bonuses and any overtime pay, subject to annual limitations imposed by Section 401(a)(17) of the Internal Revenue Code. The Covered Compensation Limit is determined by the IRS based on an average of Social Security taxable wage bases for certain years. For 1999 (the year in which the Imo Plan was frozen) and prior years, the Covered Compensation limit was $72,600 or less.

There is no provision in the Imo Plan for early retirement with unreduced benefits. The Imo Plan does provide for early retirement with reduced benefits subject to the executive’s attainment of age 55 and completion of ten years of service. Upon his termination Mr. O’Brien was eligible to elect early retirement under the Imo Plan, though he has not yet commenced benefits.  If elected, early retirement benefits for Mr. O’Brien will be calculated based on the “rule of 75” formula within the Imo Plan. Pursuant to this formula, participants with age plus years of service totaling at least 75 may retire early with the reduction in benefits split equally between the “base” and “excess” portions of the benefit formula. Thus, for each full year below age 65, there will be a reduction in the “base” benefit of 3% and the “excess” benefit will be reduced based on the applicable early retirement factor. The “early retirement factor,” which is a specific percentage based on the age at which a participant starts to receive benefit payments, reduces the monthly benefit to account for the additional years during which the participant will receive payments.

The normal form of benefits payment pursuant to the Imo Plan is a single life annuity (or, if married, an actuarially equivalent 50% joint and survivor annuity, which entitles the surviving spouse to continue receiving 50% of the monthly benefit after the participant’s death). The Imo Plan also provides for the participating named executive officer to select a single life annuity, a 66  2 / 3%, 75% or 100% joint and survivor annuity, a 5-, 10-, or 15-year period certain and life annuity (which provides reduced monthly payments for the participant’s life with a guarantee of at least 5, 10 or 15 years of payments, as applicable), or a Social Security adjustment annuity with respect to certain early retirement benefits (which provides increased monthly benefit payments before the participant’s Social Security benefits begin and reduced payments thereafter). No lump sum option is available unless the total value of the accumulated benefit is less than $5,000.

Dr.  Matros.  Dr. Matros participated in a pension plan provided by Allweiler AG. In order to participate in the plan, employees of Allweiler AG must be employed for a qualifying period of 10 years. The pension amount available to each participant under the plan is based on the participant’s years of service and his or her “allowable income.” For purposes of the plan, “allowable income” generally means the monthly average of the participant’s base salary during the last year of service to Allweiler AG. Bonus payments are not included in “allowable income” unless such payments, during the last three years of service of the participant, represented more than 50% of the compensation paid to the participant during the last year of service, in which case “allowable income” means base salary plus 50% of the bonus payments during the last three years of service to Allweiler AG.

The normal monthly pension formula under the plan is 0.17% of the allowable retirement income multiplied by the allowable years of service for each participant. However, for executives such as Dr. Matros, the amount of the monthly pension benefit under the plan is 0.6% of the allowable retirement income, but not exceeding the contribution ceiling under the German statutory pension insurance, multiplied by the allowable years of service, with a minimum of €255.65 per month.

All pension amounts under the plan are paid monthly.

Name	Plan Name(1)	Number of Years Credited Service (#)(2)	Accumulated Benefit ($)(3)		Payments During Last Fiscal Year ($)
John A. Young	Retirement Plan for Salaried U.S. Employees of IMO Industries, Inc. and Affiliates	1.083	12,474		—
G. Scott Faison	Retirement Plan for Salaried U.S. Employees of IMO Industries, Inc. and Affiliates	1.25	10,401		—
Thomas M. O’Brien	Retirement Plan for Salaried U.S. Employees of IMO Industries, Inc. and Affiliates	13.75	356,549		—
Dr. Michael Matros	Allweiler AG Company Pension Plan	14.0	55,451	(4)	—

(1)	The Retirement Plan for Salaried U.S. Employees of Imo Industries, Inc. and Affiliates was frozen to new participants or benefit accruals in January 1999.

(2)
Represents the number of years of credited service for each applicable named executive officer under the applicable plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to our 2010 financial statements. The number of years of credited service represents each officer’s actual years of credited service.

(3)
Amounts represent the actuarial present value of each named executive officer’s accumulated benefit under the applicable plan, computed as of the date used for financial statement reporting purposes with respect to our 2010 financial statements and assuming the normal retirement age as set forth in the plan, or age 65, or assuming retirement at current age if the executive officer is currently eligible for early retirement under age 65. For a discussion of the assumptions used to determine the accumulated present value, see Note 11 to our Consolidated Financial Statements in our 2010 Annual Report on Form 10-K.

(4)	Amount represents €41,847 or $55,451 in U.S. dollars, calculated based on the exchange rate in effect on December 31, 2010.

Nonqualified Deferred Compensation

In 2005, we established the Colfax Corporation Excess Benefit Plan (the “Excess Benefit Plan”) to provide certain senior-level employees, including each of the named executive officers, with an opportunity to defer a stated percentage of their base compensation or their annual incentive compensation without regard to the compensation limits imposed by the Internal Revenue Code for our 401(k) plan. We established the Excess Benefit Plan to allow our senior-level executives to contribute toward retirement on a tax-effective basis in a manner that is consistent with other Colfax employees who are not limited by the Internal Revenue Code limits. The plan is “unfunded,” meaning there is no asset segregated for the exclusive benefit of the named executive officers.

The Excess Benefit Plan allows the named executive officers to defer up to 50% of their base salaries and up to 50% of their bonus compensation. These deferral limits are the same as that of other employees who participate in our qualified 401(k) plan. In addition, we match up to 3% of all excess deferrals by the named executive officers and provide a 3% Company contribution, each of which are the same percentage match and contribution, respectively, as provided under the 401(k) plan. Each of the participating named executive officers, except for Messrs. Kiefaber and Brannan, is fully vested in his deferral account, including Company match contributions.  Messrs. Kiefaber and Brannan will not be fully vested in the portion of their deferral account representing any Company match contributions until five years from the date they were appointed an executive officer.

Deferrals under the Excess Benefit Plan may be invested in 12 different equity and fixed income reference investment funds which are selected periodically by the plan trustee to best match the funds offered in the qualified 401(k) plan. Each participating named executive officer can allocate his deferrals among these fund investment options and may change his election at any time by making a change of election with the plan administrator. Colfax invests its match and contribution amounts in the same investment options in the same amounts and allocations as the reference funds selected by the officer.

Simultaneously with the officer’s election to participate in the Excess Benefit Plan, the executive must elect the time of payment of his account balance upon termination of service. Because each of the named executive officers are likely “key employees” for purposes of Section 409A of the Internal Revenue Code, the executive is generally permitted to choose either (i) the last day of the month in which the six-month anniversary of termination occurs, or (ii) the later of January 31 of any of the five calendar years following the year of termination and the last day of the month in which the six-month anniversary of termination occurs. If no election is made, the benefit will be paid in a lump sum on the last day of the month which occurs six months after the executive’s termination date.

In addition, at the time of electing his timing of payment, the executive must also elect the form of payment of his account balance. The executive may select a lump sum payment or annual installments over a period of two to ten years. If no form of payment election is made, the form of payment will be a lump sum. The named executive officer may elect to change his timing or form of payment, provided, generally, that (i) the election may not take effect until 12 months after the election, (ii) the election may not be made less than 12 months prior to the date of the first scheduled payment under the current election and (iii) the first payment with respect to the subsequent election is deferred for a period of not less than five years from the date such payment would otherwise have been made.

Mr. Young received a lump sum payment representing his account balance of $963,469 in August 2010.  The other named executive officers whose service has terminated and whom are scheduled to receive payment of their respective account balances are as follows:

Name	Liquidation Date	Form of Payment
G. Scott Faison	5/31/11	Lump
Thomas M. O’Brien	4/30/11	Lump
Steven W. Weidenmuller	8/31/11	Lump

Upon death or disability, the executive (or his beneficiary) is to be paid a lump sum payment equal to the executive’s account balance within 60 days after the year of death or the last day of the month in which the six-month anniversary of the executive’s disability occurs, respectively.

Notwithstanding the above, in the event the executive’s account balance at the time of his termination is less than $10,000, payment of the account balance upon termination will be made in a lump sum on or before the later of (i) December 31 of the calendar year of termination, or (ii) the date 2.5 months after the executive’s termination from service.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($)(3)
Clay H. Kiefaber	—	—	—	—		—
C. Scott Brannan	—	—	—	—		—
John A. Young	—	—	—	963,469	(4)	—
G. Scott Faison	—	895	46,034	—		452,662
William E. Roller	2,277	3,013	33,298	—		484,686
Joseph B. Niemann	—	—	22,553	—		168,347
Dr. Michael Matros	—	—	—	—		—
Thomas M. O’Brien	—	690	21,868	—		334,798
Steven W. Weidenmuller	—	883	31,671	—		372,470

(1)
With respect to each applicable named executive officer, amounts represent deferred salary and deferred bonus amounts granted that are reported in the Summary Compensation Table above under the applicable column.

(2)	All amounts reported in this column for each applicable named executive officer are reported in the “All Other Compensation” column of the Summary Compensation Table above.

(3)
With respect to each applicable named executive officer’s aggregate balance, the following amounts are reported in the Summary Compensation Table above: $895, Mr. Faison; $5,290, Mr. Roller; $690, Mr. O’Brien; and $883, Mr. Weidenmuller.  These amounts are the sum of executive and registrant contributions during 2010, which are disclosed in the Summary Compensation Table as described in footnotes one and two above.

(4)	Mr. Young’s fully vested account balance was distributed to him in August of 2010.

Potential Payments Upon Termination or Change in Control

Termination Payments During 2010

Each of Messrs. Young, Faison, O’Brien and Matros separated from the Company in 2010.  Their actual payments received pursuant to the terms of their employment agreements, separation agreements, or consulting agreements, as applicable, are disclosed above in the Compensation Discussion and Analysis under “Severance Payments to Former Executives” and “Services Provided by Former Executives” and in footnote six to the Summary Compensation Table.  For Messrs. Young, Faison and O’Brien, amounts paid to each under our Excess Benefit Plan are described under “Nonqualified Deferred Compensation” above.

Potential Payments For Executive Officers as of December 31, 2010

The information below describes relevant employment agreement and equity plan provisions for payments upon termination or change in control and sets forth the amount of compensation that could have been received by each of the named executive officers other than Messrs. Young, Faison, O’Brien and Matros in the event such executive’s employment had terminated under the various applicable triggering events described below as of December 31, 2010.

Employment Agreements.  Pursuant to the terms of the employment agreements with each of these named executive officers other than Mr. Kiefaber, whose employment agreement as of December 31, 2010 did not provide for payments upon termination or change of control, in the event their employment is terminated by us without “cause” or the executive resigns for “good reason” (each as described below), each executive is entitled to the following severance payments or benefits:

•
a lump sum payment equal to one times the executive’s base salary in effect and his target annual incentive compensation for the year of termination (or, if greater, the average of the two highest actual annual incentive payments made to the executive during the last three years);

•
a lump sum payment equal to the executive’s pro rata annual incentive compensation for the year of termination subject to the performance criteria having been met for that year under the Annual Incentive Plan; and

•
continuation of health care coverage for the executive and his family for one year after termination, other than for Mr. Brannan, who would not receive this benefit as a result of the new form of executive employment agreement, as described in the Compensation Discussion and Analysis under “Setting of Executive Compensation—Employment Agreements—New Form of Employment Agreement.”

In the event the executive terminates employment without “cause” or for “good reason” within three months prior to a “change in control event” (as described below), or two years after a “change in control”, each executive is entitled to the following severance payments or benefits:

•
a lump sum payment equal to two times the executive’s base salary in effect and his target annual incentive compensation for the year of termination (or, if greater, the average of the two highest actual incentive payments made to the executive during the last three years);

•
a lump sum payment equal to the executive’s pro rata annual incentive compensation for the year of termination subject to the performance criteria having been met for that year under the Annual Incentive Plan; and

•
continuation of health care coverage for the executive and his family for two years after termination, , other than for Mr. Brannan, who would not receive this benefit as a result of the new form of executive employment agreement, as described in the Compensation Discussion and Analysis under “Setting of Executive Compensation—Employment Agreements—New Form of Employment Agreement”; and

•
all equity awards will immediately vest, with any performance objectives applicable to performance-based equity awards deemed to have been met at the greater of (i) the target level at the date of termination, and (ii) actual performance at the date of termination.

In each case described above, the executive’s right to the severance payments and benefits is conditioned on the executive’s execution of a waiver and release agreement in favor of Colfax. In addition, each employment agreement contains standard confidentiality covenants, non-disparagement covenants, non-competition covenants (for a period of one year following a termination of employment or, other than for Mr. Brannan pursuant to the terms of the new form of executive employment agreement, if the termination of employment occurs three months prior to a change in control event or two years after a change in control, two years) and non-solicitation covenants (for a period of two years following a termination of employment or, other than for Mr. Brannan pursuant to the terms of the new form of executive employment agreement, if the termination of employment occurs three months prior to a change in control event or two years after a change in control, three years).

In the event that any payment or benefit to the executives pursuant to the employment agreements or otherwise constitute excess parachute payments under Section 280G of the Internal Revenue Code such that they would trigger the excise tax provisions of the Internal Revenue Code, such payments are to be reduced so that the excise tax provisions are not triggered, but only upon determination by the executive that the after-tax value of the termination benefits calculated with the restriction described above exceed the value of those calculated without such restriction.

Each agreement further provides that, in the event it is determined that the willful actions of the executive have resulted in a material misstatement or omission in any report or statement filed by Colfax with the Securities and Exchange Commission, or material fraud against Colfax, Colfax is entitled to recover all or any portion of any award or payment made to the executive.

For purposes of the employment agreements, the following terms generally have the following meanings:

•
“cause” means conviction of a felony or a crime involving moral turpitude, willful commission of any act of theft, fraud, embezzlement or misappropriation against Colfax or its subsidiaries or willful and continued failure of the executive to substantially perform his duties;

•	“change in control” means:

•	a transaction or series of transactions pursuant to which any person acquires beneficial ownership of more than 50% of the voting power of the common stock of Colfax then outstanding;

•
during any two-year consecutive period, individuals who at the beginning of the period constitute the Board (together with any new directors approved by at least two-thirds of the directors at the beginning of the period or subsequently approved) cease to constitute a majority of the Board;

•	a merger, sale of all or substantially all of the assets of Colfax or certain acquisitions of the assets or stock by Colfax of another entity in which there is a change in control of Colfax; and

•	a liquidation or dissolution of Colfax; and

•	“change in control event” means the earlier to occur of a “change in control” or the execution of an agreement by Colfax providing for a change in control.

For purposes of the prior form of employment agreements, “good reason” means:

•	the assignment of duties to the executive which are materially inconsistent with his position with Colfax;

•
a reduction in the executive’s base salary, or the setting or payment of the executive’s target annual incentive compensation, in each case in an amount materially less than as required under the employment agreement;

•	the requirement for the executive to relocate his principal place of business at least 35 miles from his current place of business;

•	Colfax’s failure to obtain agreement from any successor to fully assume its obligations to the executive under the terms of the agreement; and

•	any other failure by Colfax to perform its material obligations under, or breach of Colfax of any material provision of, the employment agreement.

For purposes of the new form of employment agreement entered into with Mr. Brannan, “good reason” means:

•
upon or following a change in control, the assignment to the executive of duties materially inconsistent with his or her position or any alteration of an executive’s duties, responsibilities and authorities, and then only if such adjustments or assignments are not the result of the conclusion by a significantly larger successor entity and its board of directors that such executive’s role needs to be altered;

•	the requirement for the executive to relocate his principal place of business at least 35 miles from his current place of business;

•	Colfax’s failure to obtain agreement from any successor to fully assume its obligations to the executive under the terms of the agreement; and

•	any other failure by Colfax to perform its material obligations under, or breach of Colfax of any material provision of, the employment agreement.

Equity Awards. The vesting of outstanding equity awards, other than performance-based awards, accelerates in full upon the death or total and permanent disability of the grantee or upon a “corporate transaction” (as defined below).  The vesting of the outstanding PRSUs accelerates in full upon the death or total and permanent disability of the grantee only if and when the performance criteria for such award are achieved as of the end of the performance period upon certification of the same by the Compensation Committee, or immediately if the performance period has already ended and the Compensation Committee has certified that the performance criteria have been achieved.  The outstanding PRSUs will terminate and cease to vest upon a “corporate transaction,” unless prior to the corporate transaction the achievement of the performance criteria is certified by the Compensation Committee, in which case the vesting for the award will accelerate in full.  While these benefits are available to all of our equity plan participants equally, pursuant to SEC requirements, we have included these acceleration benefits in the table below.  In addition, in the event of termination of service other than for death, disability or cause, any stock option awards will remain exercisable to the extent vested for ninety days after termination of service.

A “corporate transaction” under any outstanding equity awards is generally defined as:

•	the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which we are not the surviving entity;

•	a sale of substantially all of our assets to another person or entity; or

•
any transaction which results in any person or entity, other than persons who are stockholders or affiliates immediately prior to the transaction, owning 50% or more of the combined voting power of all classes of our stock.

Accelerated vesting upon a “corporate transaction” will not occur to the extent that provision is made in writing in connection with the corporate transaction for the assumption or continuation of the outstanding awards, or for the substitution of such outstanding awards for similar awards relating to the stock of the successor entity, or a parent or subsidiary of the successor entity, with appropriate adjustments to the number of shares of stock that would be delivered and the exercise price, grant price or purchase price relating to any such award. If an award is assumed or substituted in connection with a corporate transaction and the holder is terminated without cause within a year following a change in control, the award will fully vest and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the one-year period immediately following such termination or for such longer period as the compensation committee shall determine.

Estimate of Payments. The tables that follow provide information related to compensation payable to each named executive officer assuming termination of such executive’s employment on December 31, 2010, or assuming a change of control or corporate transaction with corresponding qualifying termination occurred on December 31, 2010. Amounts also assume the price of our common stock was $18.41, the closing price on December 31, 2010.

Executive	Clay H. Kiefaber	C. Scott Brannan	William E. Roller	Joseph Niemann	Steven W. Weidenmuller
Employment Agreement Benefits:
Without “cause” or “good reason”
Lump Sum Payment	—	$525,000	$370,015	$291,064	$357,305
Pro Rata Incentive Compensation	—	$175,000	$114,832	$83,161	$110,888
Health Care	—	$19,677	$19,677	$19,677	$19,677
Upon a “change of control”
Lump Sum Payment	—	$1,050,000	$740,031	$582,128	$714,609
Pro Rata Incentive Compensation	—	$175,000	$114,832	$83,161	$110,888
Health Care	—	$39,354	$39,354	$39,354	$39,354
Equity Awards(1):
Accelerated Stock Options	—	$161,822	$591,836	$512,716	$512,716
Accelerated PRSUs	—	$87,954	$376,797	$155,362	$155,362
Excess Benefit Plan(2)	—	—	$484,686	$168,347	$372,470
Disability Benefits(3)	$150,000	$150,000	$150,000	$150,000	$150,000

(1)
Upon death, total and permanent disability and, in certain circumstances, a “corporate transaction” as defined above. See “Equity Awards” above for more details on the vesting of our outstanding equity awards.

(2)
Amounts represent the aggregate balance of the named executive officer’s Excess Benefit Plan account as of December 31, 2010.  For more details on our Excess Benefit Plan, see “Nonqualified Deferred Compensation” above.

(3)
Amounts represent the aggregate estimated annual benefit that would be paid pursuant to our Group Long-Term Disability Plan (which is available to all of our employees) and our Supplemental Long-Term Disability Plan in the event a named executive officer becomes disabled and is terminated.  The estimated annual benefit for each named executive officer under the General Disability Plan is $60,000 and the estimated annual benefit for each named executive officer under the Supplemental Long-Term Disability Plan is $90,000.

Events Occurring Subsequent to the End of 2010.  On February 18, 2011, we entered into the Separation Agreement with Mr. Weidenmuller.  Further, on March 24, 2011, we entered into a new employment agreement with Mr. Kiefaber that provides him with termination and change of control benefits commensurate with those of our other executive officers pursuant to the new form of employment described above.  Please see “Events Occurring Subsequent to the End of 2010” in the Compensation Discussion and Analysis above.

PROPOSAL 3

AN ADVISORY VOTE APPROVING OUR EXECUTIVE COMPENSATION

We are required by the Dodd-Frank Act and the rules of the SEC to seek a non-binding and advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement.  We encourage stockholders to read the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement for a detailed discussion of our executive compensation program, the compensation and governance actions undertaken during 2010 and the compensation awarded to our named executive officers.

We strive to structure and implement an executive compensation program that takes into account our competitive industry, the marketplace for executive talent and the ongoing developments in corporate governance and compensation best practices.  As discussed in our Compensation Discussion and Analysis, we are focused on linking compensation to performance while aligning the interests of management with those of our stockholders.  Our Board of Directors and its Compensation Committee believes that our executive compensation program achieves these standards and is worthy of stockholder support.  In determining whether to approve this proposal, we believe that stockholders should consider the following:

•
Independent Compensation Committee.  Our executive compensation program is reviewed and overseen by the Compensation Committee, which consists solely of independent directors.  The Compensation Committee considers and makes determinations regarding executive compensation without executive officers present and receives advice, reports and data from an independent compensation consultant that does not perform any additional services for the Company.

•
Performance-Based Incentive Compensation and History of Linking Compensation to Performance.  Elements of our executive compensation program, such as our annual cash bonus plan and awards of performance-based restricted stock units, are designed to align compensation metrics with operational goals established by the Board.  We have demonstrated a commitment to linking pay to performance.  In 2010, our executive team received cash bonuses for the achievement of targets set by the Compensation Committee and earned the performance-based restricted stock units granted as part of the annual equity award.  These payments correlated with the positive performance of the Company in 2010 as contrasted to our compensation payments in 2009, which saw dramatically reduced or, in the case of the Chief Executive Officer, eliminated cash bonuses due to the failure to achieve the metrics necessary to earn the performance-base restricted stock units awarded that year.

•
Equity Grant Provisions. Our equity awards include time-based vesting provisions to encourage long-term growth.  Specifically, all options awarded vest over a three year period starting one year after their grant and all performance-based restricted stock units, if earned, vest only in the fourth and fifth years after their grant subject to continued service with the Company.

•	Stock Ownership Guidelines. Our executive officers are subject to the stock ownership guidelines described in the Compensation Discussion and Analysis under “Executive Summary.”

•
“Double Trigger” Change of Control Provisions.  The employment agreements with our executive officers provide that after a change in control an actual or “good reason” termination must occur before any enhanced severance benefits are triggered.

•
Commitment to Continued Improvement.  Our Compensation Committee is committed to evaluating the performance of our executive team in light of our Company’s operational results and to implementing governance best practices, as demonstrated by our adoption of a stock ownership policy and implementation of a hedging ban in 2010.

For these reasons, the Board unanimously recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

PROPOSAL 4

AN ADVISORY VOTE APPROVING FREQUENCY OF FUTURE ADVISORY VOTES ON OUR EXECUTIVE COMPENSATION

We are required by the Dodd-Frank Act and the rules of the SEC to seek a non-binding and advisory vote for our stockholder’s preference as to how frequently the Company should hold future advisory votes on the compensation of our named executive officers.  We are required to hold this vote at least once every three years.  Accordingly, stockholders may indicate their preference that this advisory vote be held “EVERY THREE YEARS”, “EVERY TWO YEARS”, or “EVERY YEAR”.  Stockholders may also abstain from voting on this proposal.  Although this vote is advisory, the Board values the input of stockholders and intends to review the voting results for this proposal in making its determination on the frequency of future executive compensation votes.

SEC rules will permit our exclusion of a stockholder proposal on the frequency of future advisory votes on our executive compensation if, in the most recent advisory vote on the frequency of future advisory votes on our executive compensation, a single frequency received the support of a majority of the votes cast and we adopt a policy on the frequency of future advisory votes on our executive compensation that is consistent with that choice.

Our Board has determined that holding future advisory votes every three years is the best choice for the Company for the following reasons:

•
Design of and Evaluation Period For Our Compensation Program.  Our compensation program has not changed considerably from year-to-year and is designed to reward and incentivize long-term performance.  An advisory vote every three years will ensure that stockholders have a sufficient performance period to evaluate how the compensation program has functioned in achieving our long and short-term goals.  Further, we believe that determining whether executive compensation has been properly calibrated to Company performance is best viewed over a multi-year performance period given that shorter timeframes are more susceptible to effects from factors that may not be indicative of the long-term performance and targeted growth our compensation program is designed to achieve.

•
Time Required for Changes.  We believe that an annual or biennial vote would not allow for changes to our executive compensation program, including changes made in response to the outcome of a prior advisory vote on executive compensation, to be in place long enough for stockholders to significantly evaluate them.  Should we receive an advisory vote on executive compensation that is not in favor of our current program, the Company and the Board would want to understand and fully consider the views of our stockholders that led to the hypothetical negative result and to review all appropriate alternatives to the compensation program disfavored by stockholders.  An annual or biennial timeframe would be insufficient for us to undertake this assessment, implement any changes to our compensation program and allow for a proper evaluation of these changes to be undertaken by the Company and its stockholders before the next required vote.  We do not view it to be in the best interest of our stockholders to establish a shorter advisory vote review period that could incentivize reactive changes that are not fully appraised as a part of our overall compensation program and strategy.

•
Ability to Engage During Interim Periods.  The Company provides stockholders with other meaningful avenues to share views about our executive compensation program, including via our Board Communications Policy as described above in the Proxy Statement under “Contacting the Board of Directors.”

In light of the above reasons, we believe that an advisory vote on our executive compensation would be most effective every three years.  Please note that while the Board is making a recommendation, you are being asked to consider the voting alternatives and are not being asked to approve or disapprove the Board’s recommendation.

The Board unanimously recommends that stockholders vote “EVERY THREE YEARS” for the advisory vote approving the frequency of future advisory votes on our executive compensation.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the Company’s equity compensation plan information as of December 31, 2010. All equity compensation plans have been approved by Company stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by Company stockholders	1,540,656	$12.34	2,853,915
Equity compensation plans not approved by Company stockholders	—	—	—

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table sets forth certain information as of March 25, 2011 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each named executive officer (as listed below), and all directors and executive officers as a group:

Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percent of Class
5% Holders
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	3,319,980	(1)	7.6%
Keeley Asset Management Corp. 401 South LaSalle Street Chicago, IL 60605	2,754,090	(2)	6.3%
Keeley Small Cap Value Fund 401 South LaSalle Street Chicago, IL 60605	2,298,890	(2)	5.3%
FMR LLC 82 Devonshire Street Boston, MA 02109	2,177,250	(3)	5.0%
Steven M. Rales 2099 Pennsylvania Avenue N.W., 12th Floor Washington, D.C. 20006	9,145,610	(4)	21.0%
5% Holder and Director
Mitchell P. Rales 2099 Pennsylvania Avenue N.W., 12th Floor Washington, D.C. 20006	9,145,610	(5)	21.0%
Directors
Patrick W. Allender	219,200	(6)(7)	*
Joseph O. Bunting III	201,286	(7)	*
Thomas S. Gayner	17,086	(7)	*
Rhonda L. Jordan	15,301	(7)	*
A. Clayton Perfall	762	(7)	*
Rajiv Vinnakota	10,482	(7)	*
Named Executive Officer and Director
Clay H. Kiefaber	94,920	(8)(9)	*
Named Executive Officers
C. Scott Brannan	12,090	(8)(9)	*
John A. Young	41,667	(8)	*
G. Scott Faison	104,203	(8)	*
William E. Roller	97,664	(8)	*
Joseph E. Niemann	38,337	(8)	*
Dr. Michael Matros	0	(8)	*
Thomas M. O’Brien	79,302	(8)	*
Steven W. Weidenmuller	62,385	(8)	*

All of our directors and executive officers as a group (12 persons)	9,803,469	(5)(6)(7)(8)(9)(10)	22.4%

* Represents beneficial ownership of less than 1%

(1)
Beneficial ownership amount and nature of ownership as reported on Amendment No. 1 to Schedule 13G filed with the SEC on February 10, 2011 by T. Rowe Price Associates, Inc.  These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities.  For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)
Beneficial ownership amount and nature of ownership as reported on Amendment No. 2 to Schedule 13G filed with the SEC on February 7, 2011 on the behalf of Keeley Asset Management Corp. and Keeley Funds, Inc. Keeley Small Cap Value Fund is a series of Keeley Funds, Inc. Keeley Asset Management Corp. and Keeley Small Cap Value Fund share beneficial ownership over the 2,298,890 shares reported as beneficially owned by Keeley Small Cap Value Fund and these shares are included in the amounts shown as beneficially owned by both entities.

(3)	Beneficial ownership amount and nature of ownership as reported on Schedule 13G filed with the SEC on February 11, 2011 on the behalf of FMR LLC and its direct and indirect subsidiaries.

(4)
The total number of shares of common stock beneficially owned by Steven M. Rales is 9,145,610. 9,126,222 shares are held directly by Steven M. Rales and 19,388 are held by Capital Yield Corporation, of which Mitchell P. Rales and Steven M. Rales are the sole stockholders.

(5)
The total number of shares of common stock beneficially owned by Mitchell P. Rales is 9,145,610. 9,126,222 shares are held directly by Mitchell P. Rales and 19,388 are held by Capital Yield Corporation, of which Mitchell P. Rales and Steven M. Rales are the sole stockholders.

(6)
Includes 199,259 shares owned by the John W. Allender Trust, of which Patrick Allender is trustee.  Mr. Allender disclaims beneficial ownership of all shares held by the John W. Allender Trust except to the extent of his pecuniary interest therein.

(7)
Beneficial ownership by directors (other than Mitchell P. Rales) includes: (i) for all directors except for Ms. Jordan and Mr. Perfall, 10,482 restricted stock units or DSUs that have vested or will vest within 60 days of March 25, 2011, (ii) for Ms. Jordan, 8,630 restricted stock units or DSUs that have vested or will vest within 60 days of March 25, 2011, and (iii) DSUs received in lieu of annual cash retainers and committee chairperson retainers as follows: Mr. Allender— 8,492, Mr. Gayner— 6,604, Ms. Jordan— 6,671, Mr. Perfall— 762.  For more information on these awards, see Director Compensation above.

(8)
Beneficial ownership by named executive officers and our executive officers as a group includes shares that such individuals have the right to acquire upon the exercise of options that have vested or will vest within 60 days of March 25, 2011.  The number of shares included in the table as beneficially owned which are subject to such options is as follows: Mr. Kiefaber— 65,688 , Mr. Young— 41,667, Mr. Faison— 53,203, Mr. Roller— 48,748, Mr. Niemann— 30,337, Mr. O’Brien— 31,662, and Mr. Weidenmuller— 20,435.

(9)
Each of Mr. Kiefaber and Mr. Brannan’s beneficial ownership includes restricted stock units or DSUs received for service on the Board prior to their appointment as executive officers of the Company in the following amounts:  10,482 director restricted stock units for Mr. Kiefaber and 12,090 DSUs for Mr. Brannan.

(10)
Beneficial ownership for executive officers does not reflect PRSUs that have been earned but not yet vested due to additional service-based vesting conditions.  However, these PRSUs, when earned via certification of the applicable performance criteria by the Compensation Committee, are reflected in Table 1 of Form 4s filed by each executive officer.  This transaction is shown in the Form 4 as an acquisition of the Company’s common stock pursuant to SEC guidance regarding Section 16 reporting for grants of restricted stock awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and 10% stockholders to file reports of ownership and changes in ownership of our equity securities. To our knowledge, based upon the reports filed and written representations regarding reports required during the fiscal year ended December 31, 2010, all reports required by Section 16(a) were filed on a timely basis except for a Form 3 for the designation of Ms. Keli Morrison as an “officer” for purposes of Section 16 on July 14, 2010, which was reported in a late Form 3 filing made on July 29, 2010.

GENERAL MATTERS

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials.  To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than the close of business on December 17, 2011.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. Our Bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary of the Company at Colfax Corporation, 8170 Maple Lawn Boulevard, Suite 180, Fulton, Maryland 20759, Attn: Corporate Secretary. To be timely for the 2011 annual meeting, the stockholder’s notice must be delivered to or mailed and received by not less than 90 days nor more than 120 days before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is more than 30 days before or more than 70 days after such anniversary, the nomination must be received not earlier than the close of business on the 120th day prior to the annual meeting date and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day when the Company makes a public announcement of the annual meeting date. Such notice must provide the information required by our Section 2.2 of our Bylaws with respect to each matter other than stockholder nominations the stockholder proposes to bring before the 2012 annual meeting.  Notice of stockholder nominations must provide the information required by Section 3.3 of our Bylaws.

Additional Information

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2010 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

The Company filed its Annual Report on Form 10-K with the SEC on February 25, 2011. The Company will mail without charge, upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, excluding exhibits. Exhibits, if requested, will be furnished upon the payment of a fee determined by the Company, such fee to be limited to the Company’s reasonable expenses in furnishing the requested exhibit or exhibits. Please send a written request to Investor Relations, Colfax Corporation, 8170 Maple Lawn Boulevard, Suite 180, Fulton, Maryland 20759, or access these materials on the Company’s website at www.colfaxcorp.com on the Investors page.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies returned to us in the enclosed form will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By Order of the Board of Directors

A. Lynne Puckett
Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
COLFAX CORPORATION
8170 Maple Lawn Boulevard	VOTE BY PHONE - 1-800-690-6903
Suite 180	Use any touch-tone telephone to transmit your voting instructions up until 11:59
Fulton, MD 20759	P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,
Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR
the following proposal(s):

1.	Election of Directors	For	Against	Abstain

1a	Mitchell P. Rales	☐	☐	☐

1b	Clay H. Kiefaber	☐	☐	☐			For	Against	Abstain

1c	Patrick W. Allender	☐	☐	☐	3	To approve, by non-binding advisory vote, the	☐	☐	☐
compensation of our named executive officers,
1d	Joseph O. Bunting III	☐	☐	☐		as disclosed in the Proxy Statement.

1e	Thomas S. Gayner	☐	☐	☐	The Board of Directors recommends you
					vote 3 YEARS on the following proposal:	3 years	2 years	1 year	Abstain
1f	Rhonda L. Jordan	☐	☐	☐
					4	To recommend, by non-binding advisory ☐	☐	☐	☐
1g	A. Clayton Perfall	☐	☐	☐		vote, the frequency of future advisory
votes on our executive compensation.
1h	Rajiv Vinnakota	☐	☐	☐
NOTE: Such other business as may properly come
The Board of Directors recommends you vote FOR					before the meeting or any adjournment thereof.
proposals 2 and 3:		For	Against	Abstain

2	To ratify the appointment of Ernst & Young LLP	☐	☐	☐
as Colfax Corporation's independent registered
public accounting firm for the fiscal year
2011.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com.

STOCKHOLDERS' PROXY SOLICITED BY THE
BOARD OF DIRECTORS OF
COLFAX CORPORATION

Mitchell P. Rales and Joseph O. Bunting III, or either of them, each with the power of substitution, are hereby authorized to represent and to vote all of the shares of COLFAX CORPORATION common stock at the Annual Meeting of Stockholders of COLFAX CORPORATION to be held at the corporate headquarters of Colfax Corporation, 8170 Maple Lawn Boulevard, Suite 180, Fulton, Maryland 20759 on Wednesday, May 18, 2011 at 3:00 p.m., Eastern Daylight Time, and at any adjournment or postponement of the meeting.

My proxies will vote the shares represented by this proxy as directed on the other side of this card, but in the absence of any instructions from me, my proxies will vote “FOR” the election of all the nominees listed under Item 1, “FOR” Item 2 and Item 3, and “3 YEARS” for Item 4. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I may revoke this proxy prior to its exercise.

(Please fill in the appropriate boxes and sign and date on the other side of this card.)

Please fill the appropriate boxes, sign and date on the other side of this card.